UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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CARDINAL HEALTH, INC.

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Notice of Annual Meeting of Shareholders To Be Held November 4, 2015

Date and time:	Wednesday, November 4, 2015, at 8:00 a.m., local time
Location:	Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017
Purpose:	(1)	To elect the 11 director nominees named in the proxy statement;
	(2)	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending June 30, 2016;
	(3)	To approve, on a non-binding advisory basis, the compensation of our named executive officers; and
	(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement.
Who may vote:	Shareholders of record at the close of business on September 8, 2015 are entitled to vote at the meeting or any adjournment or postponement.
By Order of the Board of Directors.

September 15, 2015
STEPHEN T. FALK
Executive Vice President, General Counsel and Corporate Secretary
Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on November 4, 2015:
This Notice of Annual Meeting of Shareholders, the accompanying proxy statement and our fiscal 2015 Form 10-K all are available at www.edocumentview.com/cah.

Proxy Summary
This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and our fiscal 2015 Form 10-K carefully before voting.
Performance and Compensation Highlights

Fiscal 2015 was an outstanding year for us, as we delivered excellent financial performance and took significant strategic steps in both our Pharmaceutical and Medical segments.

•	We grew non-GAAP operating earnings by 16% to $2.5 billion.*

•	We grew non-GAAP diluted earnings per share from continuing operations by 14% to $4.38.*

•	We generated $2.5 billion in operating cash flow.

•	We increased our dividend by 13% and returned $1.5 billion to shareholders through dividends and share repurchases.

•
Our generic pharmaceuticals program performed exceptionally well, highlighted by strong sales growth and the benefits from Red Oak Sourcing, our generics sourcing venture with CVS Health that began operations during the fiscal year. We also acquired The Harvard Drug Group in July 2015, increasing our generics scale and reach.

•
In our Medical segment, we took major steps to reposition the business, including expanding our physician preference item portfolio with an agreement to acquire Johnson & Johnson's Cordis business, a manufacturer of cardiac and endovascular products. This segment also expanded its line of Cardinal Health-branded consumables products and combined forces with Henry Schein to better serve office-based medical practices.

Fiscal 2015 compensation decisions

•
Our Chief Executive Officer, George Barrett, received 146% of his target annual incentive based on the substantial over-achievement of our financial goals and the important strategic actions taken under Mr. Barrett's leadership during the fiscal year.

•
The performance share units for the fiscal 2013 through fiscal 2015 performance period were earned at 133% of target, reflecting our strong non-GAAP earnings per share and dividend growth over the three-year period.

•
In August 2015, we secured the continuing services of Mr. Barrett by extending the term of his employment agreement for an additional three years in light of his strong leadership and many accomplishments.

___________

*
On a GAAP basis, operating earnings increased 15% to $2.2 billion and diluted earnings per share from continuing operations increased 7% to $3.61. We provide a reconciliation of the differences between the non-GAAP and GAAP financial measures in Annex A to this proxy statement.

Cardinal Health | 2015 Proxy Statement	i

Proxy Summary

Total Shareholder Return
24%
7%
24%
112%
61%
106%
176%
122%
191%
1-Year
3-Year
5-Year
Cardinal Health
S&P 500 Index
S&P 500 Healthcare index

TSR is total return on our shares over a specified period of time ending on June 30, expressed as a percentage (calculated based on changes in stock price assuming reinvestment of dividends). Source: Bloomberg.

Governance Highlights

✓	10 of our 11 director nominees are independent	✓	Six director nominees have significant healthcare experience
✓	Gender and ethnic diversity is represented in over one-third of our director nominees	✓	Long-standing, robust shareholder engagement program
✓	Annual election of directors and majority voting	✓	Board focus on talent development and succession planning
✓	Independent Lead Director with robust, clearly-defined duties	✓	Comprehensive risk oversight and assessment program
✓	Annual Board and individual director evaluations through interviews with outside facilitator	✓	Stock ownership guidelines for directors and executive officers
✓	Ongoing Board refreshment: eight new directors since 2009	✓	Strong Board focus on strategy and capital deployment

ii	Cardinal Health | 2015 Proxy Statement

Proxy Summary

Nominees for Director

Name	Age	Director Since	Occupation	Independent	Committee Memberships
					Audit	Human Resources and Compensation	Nominating and Governance
David J. Anderson	66	2014	Retired SVP and Chief Financial Officer, Honeywell International	✓	✓
Colleen F. Arnold	58	2007	SVP, Sales and Distribution, IBM	✓			✓
George S. Barrett	60	2009	Chairman and CEO, Cardinal Health
Carrie S. Cox	58	2009	Chairman and CEO, Humacyte, Inc. and former EVP and President, Global Pharmaceuticals, Schering-Plough	✓		✓
Calvin Darden	65	2005	Retired SVP of U.S. Operations, UPS	✓		✓
Bruce L. Downey	67	2009	Partner, NewSpring Health Capital II, L.P. and retired Chairman and CEO, Barr Pharmaceuticals	✓	✓
Patricia A. Hemingway Hall	62	2013	President and CEO, Health Care Service Corporation	✓	✓		✓
Clayton M. Jones	66	2012	Retired Chairman, President and CEO, Rockwell Collins	✓	Chair
Gregory B. Kenny	62	2007	Retired President and CEO, General Cable	Independent Lead Director			Chair
Nancy Killefer	62	2015	Retired Senior Partner, Public Sector Practice, McKinsey	✓
David P. King	59	2011	Chairman, President and CEO, Laboratory Corporation of America Holdings	✓		Chair
Additional Information About Our Director Nominees

Director Nominee
Backgrounds, Experience and Skills

6
Healthcare
7
CEO/President Experience
9
Operations/Distribution
8
Financial Literacy/Expertise
9
International
4
Technology
5
Diversity

Cardinal Health | 2015 Proxy Statement	iii

iv	Cardinal Health | 2015 Proxy Statement

2015 Proxy Statement
General Information
These proxy materials are being furnished to solicit proxies on behalf of the Board of Directors of Cardinal Health, Inc. for use at our Annual Meeting of Shareholders to be held on Wednesday, November 4, 2015, and at any adjournment or postponement (the “Annual Meeting”). The meeting will take place at our principal executive office located at 7000 Cardinal Place, Dublin, Ohio 43017, at 8:00 a.m., local time.
These proxy materials include our Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2015. In addition, these proxy materials may include a proxy card for the Annual Meeting. These proxy materials are first being sent or made available to our shareholders on or about September 15, 2015.
References to our fiscal years in this proxy statement mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2015” refers to the fiscal year ended June 30, 2015.
Notice of Internet Availability of Proxy Materials
As permitted by the SEC, we are providing proxy materials to some of our shareholders via the Internet. On or about September 15, 2015, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) explaining how to access our proxy materials online. If you received the Notice, you will not receive a printed copy of our proxy materials by mail unless you request one by following the directions included on the Notice.
Transfer Agent
Shareholders of record should direct communications regarding change of address, transfer of share ownership, lost share certificates and other matters regarding their share ownership to Computershare Trust Company, N.A., P.O. Box 30170, College Station, TX 77842. Our transfer agent may also be contacted via the Internet at www.computershare.com/investor or by telephone at (877) 498-8861 or (781) 575-2879.

Record Date
We have fixed the close of business on September 8, 2015 as the record date for determining our shareholders entitled to notice of and to vote at the Annual Meeting. On that date, we had 328,840,272 common shares outstanding. Shareholders as of the record date will have one vote per share for the election of each director nominee and on each other voting matter.
Quorum
We will have a quorum to conduct business at the Annual Meeting if the holders of a majority of our common shares are present, either in person or by proxy.
Board Recommendation
The Board recommends that you vote FOR the election of the 11 director nominees and FOR Proposals 2 and 3.
How to Vote
Shareholders of record. If you are a “shareholder of record” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), you may vote either in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may do so in any one of the following three ways:

•
By telephone.  You may vote your shares 24 hours a day by calling the toll free number 1-800-652-VOTE (8683) within the United States, U.S. territories or Canada, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card or the Notice. The telephone voting system allows you to confirm that your votes were properly recorded.

•
By Internet.  You may vote your shares 24 hours a day by logging on to a secure website, www.envisionreports.com/CAH, and following the instructions provided. You will need to enter identifying information that appears on your proxy card or the Notice. As with the telephone voting system, you will be able to confirm that your votes were properly recorded.

Cardinal Health | 2015 Proxy Statement	1

General Information

•	By mail. If you received a proxy card, you may mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope.
Telephone and Internet voting is available through 2:00 a.m. Eastern time on Wednesday, November 4, 2015. If you vote by mail, your proxy card must be received before the Annual Meeting to assure that your vote is counted. We encourage you to vote promptly.
Beneficial owners. If, like most shareholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank or other nominee holds shares on your behalf), you may vote in person at the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares. Alternatively, you may vote by completing, signing and returning the voting instruction form that the nominee provides to you or by following any telephone or Internet voting instructions described on the voting instruction form, the Notice or other materials that the nominee provides to you. We encourage you to vote promptly.
Changing or Revoking Your Proxy
Your presence at the Annual Meeting will not automatically revoke your proxy. If you are a shareholder of record, you may change or revoke your proxy at any time before a vote is taken at the meeting by giving notice to us in writing or during the Annual Meeting, by executing and forwarding to us a later-dated proxy or by voting a later proxy over the telephone or the Internet. If you are a beneficial owner of shares, you should check with the broker, trustee, bank or other nominee that holds your shares to determine how to change or revoke your vote.
Shares Held Though Our Employee Plans
If you hold shares through our 401(k) Savings Plans or Deferred Compensation Plan, you will receive voting instructions from Computershare Trust Company, N.A. and can vote through one of the three methods described above under "How to Vote." Please note that employee plan shares have an earlier voting deadline of 2:00 a.m. Eastern time on Monday, November 2, 2015.
Broker Non-Votes
If you are a beneficial owner whose shares are held by a broker, as stated above you must instruct the broker how to vote your shares. If you do not provide voting instructions, your broker is not permitted to vote your shares on the election of directors and the advisory vote to approve the compensation of our named executive officers. The inability of the broker to vote your shares on these proposals results in a “broker non-vote.” In the absence of voting instructions, the broker can only register your shares as being present at the Annual Meeting for purposes of determining a quorum and may vote your shares on ratification of the appointment of our auditor.

Voting
You may either vote FOR, AGAINST or ABSTAIN on each of the proposals. Votes will be tabulated by or under the direction of inspectors of election, who will certify the results following the Annual Meeting.
To elect directors under Proposal 1, our governing documents require that a director nominee be elected by a majority of votes cast in an uncontested election. Abstentions and broker non-votes are not considered as votes cast and are not counted in determining the outcome of the voting results. If a director nominee is not re-elected by a majority of votes cast, that individual is required to tender a resignation for the Board’s consideration. See “Resignation Policy for Incumbent Directors Not Receiving Majority Votes” on page 14. Proxies may not be voted for more than 11 director nominees, and shareholders may not cumulate their voting power.
Each of Proposals 2 and 3 require approval by a majority of votes cast. Abstentions and broker non-votes are not considered as votes cast and will not be counted in determining the outcome of the voting results.
How Shares Will Be Voted
The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. For shareholders of record who do not specify a choice for a proposal, proxies that are signed and returned will be voted FOR the election of all 11 director nominees, FOR the ratification of the appointment of Ernst & Young LLP as independent auditor and FOR approval of the compensation of our named executive officers. If any other matters properly come before the Annual Meeting, the individuals named in your proxy, or their substitutes, will determine how to vote on those matters in their discretion. The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting.
Attending the Annual Meeting
To attend the Annual Meeting you must have an admission ticket or satisfactory proof of share ownership and photo identification. If you are a shareholder of record, your admission ticket is attached to your proxy card or you may present the Notice. If you are a beneficial owner, your proof of share ownership can be the Notice or a photocopy of the voting instruction form that the nominee provided to you if your shares are held by a bank or brokerage firm. You can call our Investor Relations department at (614) 757-4757 if you need directions to the Annual Meeting.
Even if you expect to attend the Annual Meeting in person, we urge you to vote your shares in advance.

2	Cardinal Health | 2015 Proxy Statement

Proposal 1—Election of Directors
Our Board has nominated 11 directors for election at this Annual Meeting to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. All of the nominees currently are directors of Cardinal Health. Each agreed to be named in this proxy statement and to serve if elected. If, due to death or other unexpected occurrence, one or more of the director nominees is not available for election, proxies will be voted for the election of all remaining nominees and any substitute nominee(s) the Board selects.
The Board, through the Nominating and Governance Committee, seeks a board that, as a whole, possesses the experience, skills and diversity of backgrounds to function effectively in light of the company's current and evolving business and strategic direction.

All of our director nominees bring to the Board a wealth of executive leadership experience derived from their professional backgrounds and areas of expertise. As a group, they bring extensive healthcare experience, financial expertise and business acumen as well as Board experience. Each of our director nominees has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board. All directors other than the Chairman and Chief Executive Officer are independent.
Richard C. Notebaert, a director since 1999, has decided not to stand for re-election at the Annual Meeting. The size of the Board will be reduced to 11 at that time.

Biographies of our Director Nominees

David J. Anderson	Age 66	Director since 2014
Senior Vice President and Chief Financial Officer of Honeywell International Inc. (retired)
Independent Director		Director Qualification Highlights
Other Public Boards: American Electric Power Company, Inc., a public utility holding company (since 2011); B/E Aerospace, Inc., a manufacturer of aircraft interior products (since 2014); Fifth Street Asset Management Inc., an alternative asset manager (since 2014)
✓ Finance - Former CFO ✓ Executive Leadership ✓ Strategic Planning ✓ Information Technology ✓ Global Markets
Director Biography
Mr. Anderson is the former Chief Financial Officer of Honeywell International Inc., a global diversified technology and manufacturing company, serving in that role from 2003 to 2014. While at Honeywell, Mr. Anderson was responsible for the company’s corporate finance activities including tax, accounting, treasury, audit, investments, financial planning, acquisitions and real estate. Prior to joining Honeywell, Mr. Anderson held a number of other finance-related executive positions with ITT Corporation, Newport News Shipbuilding, RJR Nabisco and Quaker Oats Company.
Skills and Qualifications of Particular Relevance to Cardinal Health
Through his prior finance leadership positions as Chief Financial Officer at Honeywell and at other leading companies, Mr. Anderson brings to the Board relevant experience in the areas of finance, management, executive leadership, strategic planning, information technology and global markets. His extensive finance experience provides valuable insight in the areas of financial reporting and accounting and controls. He also brings to the Board valuable perspective and insights from his service on the boards of directors of American Electric Power, including its Audit and Finance Committees, B/E Aerospace, including its Audit Committee, and Fifth Street Asset Management.

Cardinal Health | 2015 Proxy Statement	3

Proposal 1—Election of Directors

Colleen F. Arnold	Age 58	Director since 2007
Senior Vice President, Sales and Distribution, International Business Machines Corporation
Independent Director		Director Qualification HIghlights
Other Public Boards: None		✓ Information Technology ✓ Global Markets ✓ Operations ✓ Executive Leadership ✓ Strategic Planning
Director Biography
Ms. Arnold is Senior Vice President, Sales and Distribution of International Business Machines Corporation, a provider of systems, financing, software and services, since January 2014. Prior to that, she held a number of senior positions with IBM from 1998 to January 2014, including Senior Vice President, Application Management Services, IBM Global Business Services, General Manager of GBS Strategy, Global Consulting Services, Global Industries and Global Application Services, General Manager, Europe, and General Manager, Australia, Global Services.
Skills and Qualifications of Particular Relevance to Cardinal Health
Having served as a senior executive of IBM for over 17 years, Ms. Arnold's significant experience in the areas of global business operations and information technology contributes to the Board's understanding of information technology in our business. She also brings to the Board more than 30 years of relevant experience in the areas of operations, management, executive leadership, strategic planning and global markets.

George S. Barrett	Age 60	Director since 2009
Chairman and Chief Executive Officer, Cardinal Health, Inc.
Other Public Boards: Eaton Corporation plc, a diversified power management company (2011 - 2015)		Director Qualification Highlights
✓ Healthcare / Regulatory ✓ Operations ✓ Strategic Planning ✓ Executive Leadership ✓ Global Markets
Director Biography
Mr. Barrett has served as Chairman and Chief Executive Officer of Cardinal Health, Inc. since 2009. He joined Cardinal Health in 2008 as Vice Chairman and Chief Executive Officer of the company's Healthcare Supply Chain Services segment. Prior to joining Cardinal Health, Mr. Barrett held a number of executive positions with Teva Pharmaceutical Industries Ltd., a generic and branded pharmaceutical manufacturer, from 1999 to 2007, including President and Chief Executive Officer of Teva North America.
Skills and Qualifications of Particular Relevance to Cardinal Health
Having worked for over 30 years in the pharmaceutical industry, Mr. Barrett has experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, corporate governance and international markets. As a result, he provides the Board with unique perspective and insights regarding our businesses, industry, challenges and opportunities, and he communicates management’s perspective on important matters to the Board. He also brings to the Board valuable perspective and insights from his prior service on Eaton’s board of directors.

4	Cardinal Health | 2015 Proxy Statement

Proposal 1—Election of Directors

Carrie S. Cox	Age 58	Director since 2009
Chairman and Chief Executive Officer of Humacyte, Inc.; Executive Vice President and President of Global Pharmaceuticals, Schering-Plough Corporation (retired)
Independent Director		Director Qualification Highlights
Other Public Boards: Texas Instruments Incorporated, a developer, manufacturer and marketer of semiconductors (since 2004); Celgene Corporation, a biopharmaceutical company (since 2009)		✓ Healthcare / Regulatory ✓ Global Markets ✓ Operations ✓ Executive Leadership ✓ Strategic Planning
Director Biography
Ms. Cox has served as Chief Executive Officer of Humacyte, Inc., a privately held, development stage company focused on regenerative medicine, since 2010 and as Chairman of Humacyte since 2013. Prior to that, she served as Executive Vice President and President of Global Pharmaceuticals at Schering-Plough Corporation, a branded pharmaceutical manufacturer.
Skills and Qualifications of Particular Relevance to Cardinal Health
Through her role as a former executive officer of Schering-Plough and a licensed pharmacist and now with Humacyte, Ms. Cox brings to the Board substantial experience in healthcare, particularly the pharmaceutical aspects of our business. She has worked in the pharmaceutical industry for over 30 years, giving her relevant experience in the areas of operations, management, regulatory compliance, executive leadership, strategic planning and global markets. She also brings to the Board valuable perspective and insights from her service on the boards of directors of Texas Instruments, including its Compensation Committee, and Celgene.

Calvin Darden	Age 65	Director since 2005
Senior Vice President of U.S. Operations of United Parcel Service, Inc. (retired)
Independent Director		Director Qualification Highlights
Other Public Boards: Target Corporation, an operator of large-format general merchandise discount stores (since 2003); Coca-Cola Enterprises, Inc., a marketer, manufacturer and distributor of nonalcoholic beverages in select international markets (since 2004)
✓ Distribution and Logistics ✓ Operations ✓ Executive Leadership ✓ Strategic Planning ✓ Labor Relations
Director Biography
Mr. Darden was Senior Vice President of U.S. Operations of United Parcel Service, Inc., an express carrier and package delivery company, from January 2000 until his retirement in 2005.
Skills and Qualifications of Particular Relevance to Cardinal Health
A former executive officer of UPS, Mr. Darden has valuable experience in supply chain networks and logistics that contributes to the Board’s understanding of this important aspect of our business. He has over 30 years of relevant experience in the areas of operations, management, executive leadership, efficiency and quality control, strategic planning and labor relations. He also brings to the Board valuable perspective and insights from his service on Target’s board of directors, including its Compensation Committee, and on Coca-Cola Enterprises’ board of directors, including its Human Resources and Compensation Committee.

Cardinal Health | 2015 Proxy Statement	5

Proposal 1—Election of Directors

Bruce L. Downey	Age 67	Director since 2009
Partner of NewSpring Health Capital II, L.P.; Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc. (retired)
Independent Director		Director Qualification Highlights
Other Public Boards: Momenta Pharmaceuticals, Inc., a biotechnology company (since 2009)		✓ Healthcare / Regulatory ✓ Operations ✓ Finance ✓ Executive Leadership ✓ Strategic Planning
Director Biography
Mr. Downey has served as a Partner at NewSpring Health Capital II, L.P., a venture capital firm, since 2009. Previously, from 1994 to 2008, Mr. Downey was Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc., a global generic pharmaceutical manufacturer that operated in more than 30 countries worldwide.
Skills and Qualifications of Particular Relevance to Cardinal Health
Having spent 14 years as Chairman and Chief Executive Officer of Barr Pharmaceuticals, Mr. Downey brings to the Board substantial experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources and corporate governance. He also offers valuable experience in the pharmaceutical aspects of our business and perspective and insights from having served as Chairman of Barr Pharmaceuticals' board of directors and from his service on Momenta Pharmaceuticals’ board of directors, including its Audit Committee. Before his career at Barr Pharmaceuticals, Mr. Downey was a practicing attorney for 20 years, having worked in both private practice and with the U.S. Department of Justice.

Patricia A. Hemingway Hall	Age 62	Director since 2013
President and Chief Executive Officer of Health Care Service Corporation
Independent Director		Director Qualification Highlights
Other Public Boards: ManpowerGroup, Inc., a staffing services company (since 2011)		✓ Healthcare / Regulatory ✓ Operations ✓ Finance ✓ Executive Leadership ✓ Strategic Planning
Director Biography
Ms. Hemingway Hall has served as President and Chief Executive Officer of Health Care Service Corporation, a mutual health insurer ("HCSC"), since 2008. Ms. Hemingway Hall has announced her intention to retire from her current position with HCSC effective in December 2015.
Skills and Qualifications of Particular Relevance to Cardinal Health
As President and Chief Executive Officer of HCSC, the largest customer-owned health insurer in the United States and fourth largest overall operating through Blue Cross and Blue Shield Plans in Illinois, Montana, New Mexico, Oklahoma and Texas, Ms. Hemingway Hall brings to the Board valuable experience managing a large healthcare payor organization, particularly relating to healthcare payment models and reimbursement structures. She has worked in the healthcare industry for over 30 years, first as a registered nurse and now in health insurance, and has relevant experience in the areas of healthcare reform, operations, management, regulatory compliance, finance, executive leadership, strategic planning and human resources. She also brings to the Board valuable perspective and insights from her service on ManpowerGroup's board of directors, including its Audit Committee.

6	Cardinal Health | 2015 Proxy Statement

Proposal 1—Election of Directors

Clayton M. Jones	Age 66	Director since 2012
Chairman, President and Chief Executive Officer of Rockwell Collins, Inc. (retired)
Independent Director		Director Qualification Highlights
Other Public Boards: Deere & Company, an agricultural and construction machinery manufacturer (since 2007); Motorola Solutions, Inc., a data communications and telecommunications equipment provider (since 2015)
✓ Operations ✓ Executive Leadership ✓ Strategic Planning ✓ Finance / Information Technology ✓ Global Markets
Director Biography
Mr. Jones served as Chairman of the Board of Rockwell Collins, Inc., an aviation electronics and communications equipment company, from 2002 through 2014, and as Chief Executive Officer from 2001 until his retirement in 2013.
Skills and Qualifications of Particular Relevance to Cardinal Health
As retired Chairman, President and Chief Executive Officer of Rockwell Collins, Mr. Jones brings to the Board relevant experience in highly regulated industries as well as in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance, international markets and government contracting. He also brings to the Board valuable perspective and insights from his service on Deere & Company's board of directors and Motorola Solutions' Board of Directors and from his previous service as Chairman of Rockwell Collins' board of directors.

Gregory B. Kenny	Age 62	Director since 2007
President and Chief Executive Officer of General Cable Corporation (retired)
Independent Lead Director		Director Qualification Standards
Other Public Boards: Ingredion Incorporated, a corn refining and ingredient company (since 2005)		✓ Executive Leadership ✓ Operations ✓ Strategic Planning ✓ Global Markets ✓ Finance
Director Biography
Mr. Kenny served as President and Chief Executive Officer of General Cable Corporation, a manufacturer of aluminum, copper and fiber-optic wire and cable products from 2001 until his retirement in July 2015.
Skills and Qualifications of Particular Relevance to Cardinal Health
As retired Chief Executive Officer of General Cable, Mr. Kenny brings to the Board substantial experience in the areas of executive leadership, operations, management, finance, strategic planning, human resources, corporate governance and international markets. He also brings to the Board valuable perspective and insights from his service on Ingredion's board of directors and from his prior service on General Cable's board of directors. As our independent Lead Director, Mr. Kenny also draws upon his governance and leadership experience as Chair of our Compensation Committee from 2008 to 2014 and current Chair of our Nominating and Governance Committee, Chair of Ingredion's Corporate Governance and Nominating Committee since 2014 and Chair of the Compensation Committee of IDEX Corporation from 2003 to 2007.

Cardinal Health | 2015 Proxy Statement	7

Proposal 1—Election of Directors

Nancy Killefer	Age 62	Director since September 2015
Senior Partner, Public Sector Practice, McKinsey & Company, Inc. (retired)
Independent Director		Director Qualification HIghlights
Other Public Boards: The Advisory Board Company, a provider of software and solutions to the healthcare and education industries (since 2013); Avon Products, Inc., a global manufacturer and marketer of beauty products (since 2013); and Computer Sciences Corporation, global provider of information technology solutions and services (since 2013)
✓ Strategic Planning ✓ Healthcare ✓ Government / Public Policy ✓ Information Technology ✓ Executive Leadership
Director Biography
Ms. Killefer served as Senior Partner of McKinsey & Company, Inc., a multinational management consulting firm, from 1992 until her retirement in 2013. She joined McKinsey in 1979 and held a number of key leadership roles, including serving as a member of the firm's governing board. Ms. Killefer founded McKinsey's Public Sector Practice in 2007 and served as its managing partner until her retirement. She also served as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer for the United States Department of Treasury from 1997 to 2000.
Skills and Qualifications of Particular Relevance to Cardinal Health
Having served in key leadership positions in both the public and private sectors and provided strategic counsel to healthcare and consumer-based companies during her 30 years with McKinsey, Ms. Killefer brings to the board substantial experience in the areas of strategic planning, including healthcare strategy, marketing and brand building, executive leadership, information technology and global markets. Her extensive experience as a partner of a global consulting firm and as a chief financial officer of a government agency provides valuable insight in these areas as well as in government relations and public policy. Ms. Killefer also brings to the Board valuable perspective and insights from her service on the boards of directors of The Advisory Board, Avon Products and Computer Sciences Corporation.

David P. King	Age 59	Director since 2011
Chairman, President and Chief Executive of Laboratory Corporation of America Holdings
Independent Director		Director Qualification Standards
Other Public Boards: None		✓ Healthcare / Regulatory ✓ Strategic Planning ✓ Operations ✓ Executive Leadership ✓ Finance
Director Biography
Mr. King has served as President and Chief Executive Officer of Laboratory Corporation of America Holdings, an independent clinical laboratory company ("LabCorp"), since 2007, and as Chairman of LabCorp since 2009. Previously he held other senior positions with LabCorp, including Executive Vice President and Chief Operating Officer, Executive Vice President, Strategic Planning and Corporate Development, and Senior Vice President, General Counsel and Chief Compliance Officer.
Skills and Qualifications of Particular Relevance to Cardinal Health
Having spent 14 years in senior executive roles with LabCorp, including the past eight years as its Chief Executive Officer, Mr. King brings to the Board substantial experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, corporate governance and global markets. He also brings to the Board valuable perspective and insights from his position as Chairman of LabCorp’s board of directors. Before his career at LabCorp, Mr. King was a practicing attorney for 17 years, having worked in both private practice and with the U.S. Department of Justice.
The Board recommends that you vote FOR the election of these director nominees.

8	Cardinal Health | 2015 Proxy Statement

Proposal 2—Ratification of Ernst & Young LLP as Independent Auditor
The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of our independent auditor and approves the audit engagement letter with Ernst & Young LLP and its audit fees. The Audit Committee has appointed Ernst & Young LLP as our independent auditor for fiscal 2016 and believes that the continued retention of Ernst & Young LLP to serve as our independent auditor is in the best interest of Cardinal Health and its shareholders. Ernst & Young LLP has served as our independent auditor since 2002. In addition, in accordance with SEC rules, lead audit partners are subject to rotation requirements, which limit the number of consecutive years an individual partner may serve us. The Audit Committee oversees the rotation of the audit partners. The Audit Committee Chairman interviews candidates for audit partner and the Audit Committee discusses them.
While not required by law, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2016 at the Annual Meeting as a matter of good corporate governance. If shareholders do not ratify this appointment, the Audit Committee will consider whether it is appropriate to appoint another audit firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different audit firm at any time during the fiscal year if it determines that such a change would be in the best interest of the company and its shareholders. Our Audit Committee approved, and our shareholders ratified, the appointment of Ernst & Young LLP as our independent auditor for fiscal 2015.
We expect representatives of Ernst & Young LLP to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.
The Board recommends that you vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2016.

Proposal 3—Advisory Vote to Approve the Compensation of Our Named Executive Officers
In accordance with Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.
We urge shareholders to read the Compensation Discussion and Analysis beginning on page 22 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables, notes and narrative appearing on pages 33 through 45, which provide detailed information on the compensation of our named executive officers. The Human Resources and Compensation Committee (the "Compensation Committee") and the Board believe that the executive compensation program described in the Compensation Discussion and Analysis is effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our success.

Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.
The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2016 Annual Meeting of Shareholders.
The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.

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Corporate Governance
Board of Directors

Our Board of Directors currently consists of 12 members. The size of the Board will be decreased to 11 members when Mr. Notebaert completes his term at the Annual Meeting.
The Board held 10 meetings during fiscal 2015. During fiscal 2015 each director attended 75% or more of the meetings of the Board and Board committees on which he or she served. All of our directors at the time of the 2014 Annual Meeting of Shareholders attended the meeting. Absent unusual circumstances, each director is expected to attend the Annual Meeting.

Board Leadership Structure

Under our Corporate Governance Guidelines, the Board is responsible for selecting the Chairman of the Board and the Chief Executive Officer. The Board currently combines these roles, and the independent directors annually elect an independent director to serve as Lead Director with robust responsibilities.
The Board, through the Nominating and Governance Committee, periodically reviews and assesses its leadership structure to ensure it is appropriate for the circumstances. The Board believes that the current leadership structure best serves shareholders at this time because it has allowed the Board to function effectively in fulfilling its responsibility for overseeing and providing appropriate input to management while fostering clear accountability and maintaining the Board's independence from management.
The Board also believes that our Chief Executive Officer is best situated to serve as Chairman because of his unique knowledge of our business, industry and shareholders. By serving as both the Chairman and Chief Executive Officer, Mr. Barrett has been able to draw on his knowledge of our daily operations, his knowledge of the healthcare industry and the developments within it and his knowledge of our customers, vendors, employees, shareholders and other business partners to provide our Board with leadership in setting its agenda and focusing its discussions. This structure fosters effective decision-making and alignment between the Board and management, and allows a single person to speak on behalf of the Board and the company to our customers, vendors, employees, shareholders and regulators. After considering these factors and Mr. Barrett's strong and effective leadership of the Board, in August 2015, the Board extended the term of his employment agreement for an additional three years to continue to serve in the combined role of Chairman and Chief Executive Officer.
The Board ensures strong independent leadership through its independent Lead Director and by appointing only independent directors to its key committees. All of its directors (other than Mr. Barrett) are independent. The independent directors hold executive sessions during in-person board meetings in which Mr. Barrett and other members of management do not participate. The Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	has the authority to call additional executive sessions of the independent directors;

•	serves as a liaison between the Chairman and the independent directors;

•	approves the information sent to the Board and the agenda and schedule for Board meetings;

•	coordinates the Board's annual self-evaluation and reviews the results of the evaluation of individual directors with those directors; and

•	is available to consult, and communicates directly, with major shareholders.
Mr. Kenny has served as Lead Director since November 2014. During his service in this role he has been actively engaged in Board leadership. He has chaired executive sessions of the independent directors, which were held at each of the five in-person Board meetings during fiscal 2015. Over the past year, Mr. Kenny has met regularly with Mr. Barrett and worked closely with him in developing Board agendas, topics and schedules. He serves as Chair of the Nominating and Governance Committee and coordinated the annual evaluation of the Board and the individual evaluation of each director, including discussing with each Board member the results of his or her individual evaluation. In addition, Mr. Kenny participated in the Compensation Committee discussions relating to the annual performance evaluation of, and compensation decisions regarding, Mr. Barrett. Finally, during the year, Mr. Kenny had governance discussions with several large investors and attended a major healthcare investor conference with management.

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Corporate Governance

Committees of the Board of Directors

The Board has established four committees: the Audit Committee, the Nominating and Governance Committee, the Human Resources and Compensation Committee and the Executive Committee. The charter for each committee is available on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Board Committees and Charters.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

For fiscal 2015, each member of the Audit, Nominating and Governance and Compensation Committees was determined by the Board to be independent as defined by the rules of the New York Stock Exchange ("NYSE") and in accordance with our Corporate Governance Guidelines. The chart below identifies the current committee members and the number of meetings held during fiscal 2015.

The Board has not yet appointed Ms. Killefer, who joined the Board in September 2015, to a Committee.

(1)	The Board appointed Mr. King as Chair of the Compensation Committee, effective November 1, 2014.

(2)	Mr. Notebaert has decided not to stand for re-election at the Annual Meeting and his term will expire at that time.

(3)
The Board appointed Mr. Kenny as Lead Director and Chair of the Nominating and Governance Committee, effective November 1, 2014. On that date he ceased to be Chair and a member of the Compensation Committee.

(4)	The Board appointed Ms. Hemingway Hall to serve on the Nominating and Governance Committee, effective May 6, 2015.
Audit Committee
The Audit Committee's primary duties are to assist the Board in overseeing:

•	the integrity of our financial statements;

•	the independent auditor’s qualifications, independence and performance;

•	our internal audit function;

•	the ethics and compliance program and our compliance with legal and regulatory requirements; and

•	our process for assessing and managing risk.

The Audit Committee reviews quarterly and annual financial statements before they are filed or announced. It also reviews matters such as the significant financial reporting issues and judgments made in connection with the preparation of our financial statements, the effect of regulatory and accounting initiatives and the adequacy and effectiveness of our internal controls and disclosure controls and procedures.
The Audit Committee reviews quarterly reports from our Chief Legal and Compliance Officer regarding our ethics and compliance program, including compliance by Cardinal Health with applicable legal requirements and the Standards of Business Conduct described below. The Audit Committee discusses with management our major financial and information technology risk exposures and the steps management has taken to monitor and control such exposures, including our financial risk assessment and financial risk management policies. It also discusses with management and oversees our process for assessing and managing risk through our enterprise risk management process (see "Board's Role in Risk Oversight" on page 15 below).
The Audit Committee appoints, compensates and oversees the independent auditor, including resolution of any disagreements with management regarding financial reporting and overseeing the rotation of the lead audit partner as required by law. The Audit Committee also pre-approves all services provided by the

Cardinal Health | 2015 Proxy Statement	11

Corporate Governance

independent auditor, and reviews our internal audit plan and the functions and structure of our internal audit department.
The Board has determined that each member of the Audit Committee is an “audit committee financial expert” for purposes of the SEC rules and is independent, as independence for audit committee members is defined by the NYSE.
Nominating and Governance Committee
The Nominating and Governance Committee’s primary duties are to:

•	identify and recommend to the Board individuals qualified to become Board members (consistent with criteria approved by the Board);

•	annually review our Corporate Governance Guidelines;

•	make recommendations to the Board concerning the structure, composition and functions of the Board and its committees;

•	review the Board's leadership and leadership structure, and recommends changes to the Board as appropriate;

•	perform a leadership role in shaping and overseeing our corporate governance practices;

•	conduct the annual evaluation of the Board’s effectiveness and performance;

•	oversee the orientation process for new directors and ongoing education for directors; and

•	oversee our policies and practices regarding political expenditures and review corporate political contributions.
The Nominating and Governance Committee also considers and recommends criteria to the Board for identifying and evaluating potential Board candidates; reviews and considers any Board candidates recommended by shareholders; assesses the qualifications, attributes, skills, contributions and independence of individual directors; and considers and makes recommendations to the Board regarding any resignations tendered by a director.
Human Resources and Compensation Committee
The Compensation Committee’s primary duties are to:

•
develop an executive compensation program to support overall business strategies and objectives, attract and retain executives, link compensation with business objectives and organizational performance and provide competitive compensation opportunities;

•	approve compensation for the Chief Executive Officer, including relevant performance goals, and evaluate his performance;

•	approve compensation for our other executive officers and oversee their evaluations;

•	make recommendations to the Board with respect to the adoption of equity-based compensation plans and incentive compensation plans;

•	review the outside directors’ compensation program and recommend any changes to the Board;

•	oversee the management succession process for the Chief Executive Officer and senior executives;

•	oversee workplace diversity initiatives and progress;

•	oversee and assess the appropriateness of any material risks related to compensation arrangements; and

•	assess the independence of compensation consultants or other outside advisors who provide advice to the Compensation Committee.
The Compensation Discussion and Analysis, which begins on page 22, discusses how the Compensation Committee makes compensation-related decisions regarding our executive officers. The Compensation Committee acts as the administrator of our equity and non-equity incentive plans covering executive officers and other senior management. Generally, the Compensation Committee delegates to our officers authority to administer the plans, including selecting participants and determining award levels within plan parameters, but may not delegate any such responsibility with respect to our officers subject to Section 16 of the Exchange Act.
The Board has determined that each member of the Compensation Committee is independent, as independence for compensation committee members is defined by the NYSE.
Executive Committee
The Executive Committee is comprised of the Chairman and Chief Executive Officer, the chairpersons of each of the Audit, Nominating and Governance and Compensation Committees, the Lead Director and Mr. Notebaert. The Committee acts from time to time on behalf of the Board when specific authority is delegated to it by the Board or to consider or act upon a matter promptly.

12	Cardinal Health | 2015 Proxy Statement

Corporate Governance

Director Independence

The Board has established standards to assist it in determining director independence. These standards can be found within our Corporate Governance Guidelines on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Corporate Governance Documents." They address, among other things, employment and compensation relationships, relationships with our auditor and customer and business relationships.
The Board assesses at least annually the independence of directors and, based on the recommendation of the Nominating and Governance Committee, determines which members are independent. The Board has determined that each of Messrs. Anderson, Darden, Downey, Jones, Kenny, King and Notebaert, and each of Mmes. Arnold, Cox, Hemingway Hall, and Killefer, is independent under the listing standards of the NYSE and our Corporate Governance Guidelines. The Board also previously determined that Mr. Finn, a director who served during fiscal 2015 through the date of our 2014 Annual Meeting of Shareholders, was independent.
In determining that Ms. Arnold, an executive officer of IBM, is independent, the Nominating and Governance Committee considered our relationship with IBM, from which we purchase equipment and services in the ordinary course of business. Our payments to IBM were less than 1% of our and of IBM’s revenue for each of the last three years.
In determining that Ms. Hemingway Hall is independent, the Nominating and Governance Committee considered that she is President and Chief Executive Officer of HCSC. We receive payments from HCSC for products and services ordered by HCSC customers in the ordinary course of business, which were less than 1% of our and of HCSC's revenue for each of the last three years. HCSC also utilizes and is a minority investor in a pharmacy benefits company with which we hold a competitively-bid supply contract.
In determining that Mr. King is independent, the Nominating and Governance Committee considered that he is Chairman, President and Chief Executive Officer of LabCorp. We receive payments from LabCorp for medical and laboratory products that it purchases from us in the ordinary course of business. LabCorp's payments to us were less than 1% of our and less than 2% of LabCorp's revenue for each of the last three years.

Director Qualification Standards

The Nominating and Governance Committee reviews with the Board the appropriate skills and characteristics required of Board members and develops criteria for identifying and evaluating qualified Board candidates. These criteria, as described in our Corporate Governance Guidelines, include business experience, qualifications, attributes and skills, such as relevant industry knowledge, independence (including independence from the interests of a particular group of shareholders), judgment, integrity, ability to commit sufficient time and attention to the activities of the Board and the absence of potential conflicts with our interests.
The Nominating and Governance Committee considers the foregoing criteria when assessing the operation and goals of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board, including race and gender diversity. The Nominating and Governance Committee assesses the effectiveness of this process by gathering data and discussing the diversity of the Board in the annual self-assessments of the Nominating and Governance Committee and the Board.

If the Nominating and Governance Committee believes that a potential candidate may be appropriate for the Board, the committee takes time to learn more about the candidate and gives the candidate an opportunity to learn more about Cardinal Health, the Board and its governance practices. Ultimately, the Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.
The Nominating and Governance Committee has engaged a search firm to assist with identifying and evaluating potential Board candidates. This search firm identified Ms. Killefer as a potential candidate for consideration by the Nominating and Governance Committee.

Cardinal Health | 2015 Proxy Statement	13

Corporate Governance

Board Performance Assessment

The Board, through the Nominating and Governance Committee and the independent Lead Director, assesses its performance by conducting an annual evaluation. Each of the Audit, Nominating and Governance and Compensation Committees also conducts an annual self-evaluation. To facilitate this process, a third party experienced in corporate governance matters interviews each director to obtain his or her candid assessment of the effectiveness of the Board and its committees, as well as individual director performance and overall Board dynamics. After discussion with the Chair of the Nominating and Governance Committee, the third party, with input from the independent Lead Director, organizes and summarizes feedback for discussion with the Board.

The Board evaluation includes an assessment of both Board process and substance, including:

•	the Board's effectiveness, structure, composition and culture;

•	the Board's performance in key areas such as strategy, succession planning and risk oversight; and

•	specific issues which should be discussed in the future.
As part of the interview process, each director is also asked to provide feedback with respect to the performance of each other director. The Lead Director provides each Director with feedback on his or her individual contribution to the Board and its committees. We believe this approach supports the Board's effectiveness and continuous improvement.

Resignation Policy for Incumbent Directors Not Receiving Majority Votes

Our Corporate Governance Guidelines require any incumbent director who is not re-elected by shareholders in an uncontested election to promptly tender a resignation to the Chairman of the Board. Within 90 days following the certification of the shareholder vote, the Nominating and Governance Committee will recommend to the Board whether to accept the resignation. Thereafter, the Board will promptly act and publicly disclose its decision and the rationale behind the decision.

Communicating with the Board

Shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director or the independent directors as a group, by writing to the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017 or sending an e-mail to bod@cardinalhealth.com. Communications from shareholders will be distributed to the entire Board unless addressed to a particular committee, director or group of directors. The Corporate Secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations and advertisements.

Shareholder Recommendations for Director Nominees

The Nominating and Governance Committee will consider candidates recommended by shareholders for election as director. Shareholder recommendations will be evaluated against the same criteria used to evaluate other director nominees, which criteria are discussed above under “Director Qualification Standards.” Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. To be considered by the committee for consideration at the 2016 Annual Meeting of Shareholders, a shareholder recommendation must be received no later than April 1, 2016.

Recommendations must include, at a minimum, the following information:

•	the name and address of the shareholder making the recommendation;

•	the name and address of the person recommended for nomination;

•	if the shareholder is not a shareholder of record, a representation and satisfactory proof of share ownership;

•
a statement in support of the shareholder’s recommendation, including sufficient information to permit the Nominating and Governance Committee to evaluate the candidate’s qualifications, skills and experience;

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Corporate Governance

•	a description of all direct or indirect arrangements or understandings between the shareholder and the candidate recommended by the shareholder;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

•	the candidate’s written, signed consent to serve if elected.

Shareholders who wish to nominate directors directly for election at an annual meeting of shareholders in accordance with the procedures in our Code of Regulations should follow the instructions under “Shareholder Proposals for Next Year's Proxy Statement” on page 48.

Risk Oversight

Board’s Role in Risk Oversight
The Board is responsible for overseeing our policies and procedures for assessing and managing risk. Management is responsible for assessing and managing our exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and procedures. Management also is responsible for informing the Board of our most significant risks and our plans for managing those risks.
To assist the Board and management in exercising their respective responsibilities, we have developed an enterprise risk management process that our Audit Committee oversees and our Chief Legal and Compliance Officer administers. Under this process, management identifies and prioritizes enterprise risks and develops systems to assess, monitor and mitigate those risks. Management reviews and discusses with the Board significant risks identified through the process. The Audit Committee also is responsible for discussing with management our major financial risk exposures, as well as our ethics and compliance program, compliance with legal and regulatory requirements and associated risks. In addition, the Board and Audit Committee receive regular updates on information systems risks and cyber security. The Board discusses the various risks identified throughout the year, including when reviewing business, strategic plans and acquisitions.
Risk Assessment of Compensation Programs
Management has assessed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Cardinal Health. This risk assessment included reviewing the design and operation of our compensation programs, identifying and evaluating situations or compensation elements that could raise more significant risks and evaluating other controls and processes designed to identify and manage risk. The Compensation Committee reviewed and discussed the risk assessment and the Committee's independent compensation consultant reviewed the risk assessment and concurred with management's conclusion.

Ethics and Compliance Program

The Board has adopted written Standards of Business Conduct that outline our corporate values and standards of integrity and behavior and are designed to foster a culture of integrity, drive compliance with legal and regulatory requirements and protect and promote the reputation of our company. The full text of the Standards of Business Conduct is posted on our website at www.cardinalhealth.com under “About Us — Our Business — Ethics and Compliance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Our Chief Legal and Compliance Officer has responsibility to implement and maintain an effective ethics and compliance program. He also has responsibility to provide quarterly updates on our ethics and compliance program to the Audit Committee and an update to the full Board at least once a year. He reports to the Chair of the Audit Committee and to the Chief Executive Officer and meets in separate executive sessions quarterly with the Audit Committee.

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Corporate Governance

Management Succession Planning

The Board is actively engaged in our talent management program. The Compensation Committee oversees the process for succession planning for the Chief Executive Officer and senior executives, and management provides an organizational update at each quarterly Compensation Committee meeting. The Board maintains an emergency succession plan as well as a long-term succession plan for the position of Chief Executive Officer. The Board holds a formal succession planning and talent review session annually which includes succession planning for other senior management positions. Directors also have exposure to leaders through formal presentations as well as informal events throughout the year.

Shareholder Engagement

In order for management and the Board to better understand and consider shareholders’ views and perspectives, for several years, we have regularly communicated with our shareholders to solicit and discuss their views and perspectives on governance, executive compensation and other topics that are important to them. During fiscal 2015, we reached out to governance professionals from our investors owning more than 50% of our outstanding shares. An overview of our engagement process is below.

After considering feedback received from shareholders in recent years, we have:

•	formalized additional responsibilities for the independent Lead Director and enhanced our disclosure about the Lead Director’s activities;

•	formalized the annual individual director evaluation process in our Corporate Governance Guidelines and expanded our disclosure about the annual Board evaluation process;

•	provided additional disclosure about the Audit Committee’s oversight and engagement of the independent auditor and expanded the Audit Committee Report;

•	expanded and enhanced the Proxy Summary and the Compensation Discussion and Analysis Executive Summary;

•	enhanced readability of our proxy statement with graphics, charts and colors; and

•	enhanced our disclosure on Board oversight of political contributions, and beginning in calendar year 2016 will post an annual report on political contributions on our website.

Corporate Governance Guidelines

You can find the full text of our Corporate Governance Guidelines on our website at www.cardinalhealth.com under “About Us —Corporate — Investor Relations — Corporate Governance —

Corporate Governance Documents.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

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Corporate Governance

Exclusive Forum Provision

In June 2015, the Board approved an amendment and restatement of our Code of Regulations which includes a provision that specifies Franklin County, Ohio state court as the exclusive forum for shareholders to file derivative and other corporate law litigation with specified exceptions. Our corporate headquarters is located in Franklin County, Ohio and we are incorporated under Ohio law. The Board believes this provision is an effective way to eliminate expensive, duplicative multi-forum lawsuits such as those we recently experienced with cases brought in Hamilton and Delaware Counties in Ohio in addition to Franklin County. This provision does not limit the rights of shareholders to bring claims against us or our directors or officers; rather, the provision means a shareholder must bring the claim in a state court in Franklin County, Ohio.

Certain Relationships and Related Transactions

Related Party Transactions Policy
The Board follows a written policy that the Audit Committee must approve or ratify any "related party transactions" (transactions exceeding $120,000 in which we are a participant and any related party has a direct or indirect material interest). "Related parties" include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers and the immediate family members of each of these individuals.
Once a related party transaction is identified, the Audit Committee will review all of the relevant facts and circumstances and determine whether to approve the transaction. The Audit Committee will take into account such factors as it considers appropriate, including the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and us, the nature of the related party’s relationship with us and whether the transaction would be likely to impair the judgment of a director or executive officer to act in our best interest.

If advance approval of a transaction is not feasible, the Audit Committee will consider the transaction for ratification at its next regularly scheduled meeting. The Audit Committee Chairman may pre-approve or ratify any related party transactions in which the aggregate amount is expected to be less than $1 million.
Related Party Transactions
Since July 1, 2014, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

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Audit Committee Report and Audit Matters
Audit Committee Report

The Audit Committee is responsible for monitoring the integrity of Cardinal Health’s financial statements; the independent auditor’s qualifications, independence and performance; Cardinal Health’s internal audit function; Cardinal Health’s ethics and compliance program and its compliance with legal and regulatory requirements; and Cardinal Health’s processes for assessing and managing risk. The Audit Committee currently consists of four members of the Board of Directors. The Board of Directors has determined that each Committee member is an “audit committee financial expert” for purposes of the SEC rules and is independent. The Audit Committee’s activities are governed by a written charter, most recently revised by the Board of Directors in November 2014, which specifies the scope of the Audit Committee’s responsibilities. The charter is available on Cardinal Health’s website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Board Committees and Charters."
Management has primary responsibility for the financial statements and for establishing and maintaining the system of internal control over financial reporting. Management also is responsible for reporting on the effectiveness of Cardinal Health’s internal control over financial reporting. Cardinal Health’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of Cardinal Health’s consolidated financial statements and for issuing a report on the financial statements and a report on the effectiveness of Cardinal Health’s internal control over financial reporting based on its audit.
The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2015 with management and with Ernst & Young LLP. The Audit Committee also reviewed and discussed with management and Ernst & Young LLP the effectiveness of Cardinal Health’s internal control over financial reporting as well as management's report and Ernst & Young LLP's report on the subject. The Audit Committee discussed with Ernst & Young LLP the matters related to the conduct of its audit that are required to be communicated by auditors to audit committees under applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and matters related to Cardinal Health’s financial statements, including critical accounting estimates and judgments. The Audit Committee received from Ernst & Young LLP the written disclosures and letter regarding Ernst & Young LLP’s independence from Cardinal Health required by applicable PCAOB requirements and discussed Ernst & Young LLP’s independence.

The Audit Committee meets regularly with Ernst & Young LLP, with and without management present, to review the overall scope and plans for Ernst & Young LLP’s audit work and to discuss the results of its examinations, the evaluation of Cardinal Health’s internal control over financial reporting and the overall quality of Cardinal Health’s accounting and financial reporting. In addition, the Audit Committee annually considers the performance of Ernst & Young LLP.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2015 be included in Cardinal Health’s Annual Report on Form 10-K for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors.
Clayton M. Jones, Chairman
David J. Anderson
Bruce L. Downey
Patricia A. Hemingway Hall

18	Cardinal Health | 2015 Proxy Statement

Audit Committee Report and Audit Matters

Fees Paid to Independent Accountants

The following table sets forth the fees billed to us by Ernst & Young LLP for services in fiscal 2015 and 2014.

	Fiscal Year Ended June 30, 2015 ($)	Fiscal Year Ended June 30, 2014 ($)
Audit fees (1)	6,541,953	5,460,361
Audit-related fees (2)	2,596,174	2,276,604
Tax fees (3)	1,828,171	1,216,360
All other fees	—	—
Total fees	10,966,298	8,953,325

(1)	Audit fees include fees paid to Ernst & Young LLP related to the annual audit of our consolidated financial statements, the annual audit of the effectiveness of our internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young LLP that are closely related to the audit and in many cases could only be provided by our independent accountant, such as comfort letters and consents related to SEC registration statements.

(2)
Audit-related fees include fees for services related to acquisitions and divestitures, audit-related research and assistance, internal control reviews, service auditor’s examination reports and employee benefit plan audits.

(3)
Tax fees include fees for tax compliance and other tax-related services. The aggregate fees billed to us by Ernst & Young LLP for tax compliance and other tax-related services for fiscal 2015 were $452,096 and $1,376,075, respectively, and for fiscal 2014 were $186,039 and $1,030,321, respectively.

Audit Committee Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee must pre-approve the audit and permissible non-audit services performed by our independent accountants in order to ensure that the accountants remain independent from Cardinal Health. The Audit Committee has adopted a policy governing this pre-approval process.
Under the policy, the Audit Committee annually pre-approves certain services and assigns specific dollar thresholds for these types of services. If a proposed service is not included in the annual pre-approval, the Audit Committee must separately pre-approve the service before the engagement begins.

The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services up to $500,000. Proposed services exceeding $500,000 require full Audit Committee approval.
All audit and non-audit services provided for us by Ernst & Young LLP for fiscal 2015 and 2014 were pre-approved by the Audit Committee.

Cardinal Health | 2015 Proxy Statement	19

Share Ownership Information
The table below sets forth certain information regarding the beneficial ownership of our common shares by and the percentage of our outstanding common shares represented by such ownership for:

•	each person known by us to own beneficially more than 5% of our outstanding common shares;

•	our directors;

•	our Chairman and Chief Executive Officer and the other current and former executive officers named in the Summary Compensation Table; and

•	our current executive officers and directors as a group.
A person has beneficial ownership of shares if the person has voting or investment power over the shares or the right to acquire such power in 60 days. Investment power means the power to direct the sale or other disposition of the shares. Except as otherwise described in the notes below, information on the number of shares beneficially owned is as of September 8, 2015, and the listed beneficial owners have sole voting and investment power.

Name of Beneficial Owner	Common Shares		Additional Restricted and Performance Share Units (11)
	Number Beneficially Owned	Percent of Class
Wellington Management Group, LLP (1)	33,236,643	10.1	—
BlackRock, Inc. (2)	23,201,021	7.1	—
The Vanguard Group (3)	20,273,763	6.2	—
State Street Corporation (4)	17,005,491	5.2	—
David J. Anderson (5)(6)	3,428	*	—
Colleen F. Arnold (6)	3,208	*	19,569
George S. Barrett (8)	1,954,037	*	88,970
Donald M. Casey Jr. (8)	219,377	*	105,992
Carrie S. Cox (6)	2,463	*	16,306
Calvin Darden (6)	8,155	*	19,608
Bruce L. Downey (6)	12,680	*	18,387
Jon L. Giacomin (8)	127,968	*	15,420
Patricia A. Hemingway Hall (6)	2,028	*	2,612
Jeffrey W. Henderson (8)(9)	147,007	*	2,938
Clayton M. Jones (6)	2,028	*	6,018
Michael C. Kaufmann (8)	331,457	*	71,274
Gregory B. Kenny (6)	7,625	*	19,584
Nancy Killefer (7)	—	*	—
David P. King (6)	4,680	*	9,446
Craig S. Morford (8)	99,084	*	67,523
Richard C. Notebaert (6)	31,357	*	16,413
All Executive Officers and Directors as a Group (20 Persons)(10)	3,196,907	*	530,606
 * Indicates beneficial ownership of less than 1% of the outstanding shares.

(1)
Based on information obtained from a Schedule 13G/A filed with the SEC on February 12, 2015 by Wellington Management Group, LLP ("Wellington"). The address of Wellington is 280 Congress Street, Boston, Massachusetts 02210. Wellington reported that, as of December 31, 2014, it had shared voting power with respect to 8,715,149 shares and shared dispositive power with respect to all shares shown in the table. The number and percentage of shares held by Wellington may have changed since the filing of the Schedule 13G/A.

20	Cardinal Health | 2015 Proxy Statement

Share Ownership Information

(2)
Based on information obtained from a Schedule 13G/A filed with the SEC on February 9, 2015 by BlackRock, Inc. ("BlackRock"). The address of BlackRock is 55 East 52nd Street, New York, New York 10022. BlackRock reported that, as of December 31, 2014, it had sole voting power with respect to 19,296,186 shares and sole dispositive power with respect to all shares shown in the table. The number and percentage of shares held by BlackRock may have changed since the filing of the Schedule 13G/A.

(3)
Based on information obtained from a Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group ("Vanguard"). The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reported that, as of December 31, 2014, it had sole voting power with respect to 577,833 shares, sole dispositive power with respect to 19,725,365 shares and shared dispositive power with respect to 548,398 shares. The number and percentage of shares held by Vanguard may have changed since the filing of the Schedule 13G/A.

(4)
Based on information obtained from a Schedule 13G filed with the SEC on February 11, 2015 by State Street Corporation ("State Street"). The address of State Street is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. State Street reported that, as of December 31, 2014, it had shared voting and dispositive power with respect to all shares shown in the table. The number and percentage of shares held by State Street may have changed since the filing of the Schedule 13G.

(5)	Includes 400 common shares held by Mr. Anderson's spouse.

(6)
Common shares listed as being beneficially owned by our non-management directors include (a) outstanding restricted share units ("RSUs") that may be settled within 60 days, as follows: Mr. Anderson — 2,028 shares; Ms. Arnold — 2,028 shares; Ms. Cox — 2,028 shares; Mr. Darden — 2,028 shares; Mr. Downey — 2,028 shares; Ms. Hemingway Hall — 2,028 shares; Mr. Jones — 2,028 shares; Mr. Kenny — 2,281 shares; Mr. King — 2,028 shares; and Mr. Notebaert — 2,028 shares; and (b) phantom stock over which the participants have sole voting rights under our Deferred Compensation Plan, as follows: Ms. Arnold — 1,180 shares; Mr. Darden — 4,992 shares; Mr. Kenny — 5,344 shares; and Mr. Notebaert — 11,992 shares.

(7)	Ms. Killefer joined the Board in September 2015.

(8)
Common shares listed as being beneficially owned by our named executives include (a) outstanding stock options that are currently exercisable or will be exercisable within 60 days, as follows: Mr. Barrett — 1,636,873 shares; Mr. Casey — 210,162 shares; Mr. Giacomin — 116,244 shares; Mr. Kaufmann — 236,643 shares; Mr. Henderson — 60,758 shares; and Mr. Morford — 84,787 shares; and (b) outstanding RSUs that will be settled within 60 days, as follows: Mr. Giacomin — 1,778 shares; Mr. Kaufmann — 13,340 shares; and Mr. Henderson — 64,251 shares.

(9)	Mr. Henderson ceased to be Chief Financial Officer in November 2014. The information included for Mr. Henderson is as of June 30, 2015.

(10)
Common shares listed as being beneficially owned by all executive officers and directors as a group include (a) outstanding stock options for an aggregate of 2,602,549 shares that are currently exercisable or will be exercisable within 60 days; and (b) an aggregate of 35,651 RSUs that may or will be settled in common shares within 60 days; and (c) an aggregate of 23,509 shares of phantom stock over which the participants have sole voting rights under our Deferred Compensation Plan.

(11)
"Additional Restricted and Performance Share Units" include vested and unvested RSUs and vested performance share units ("PSUs") that will not be settled in common shares within 60 days. RSUs and PSUs do not confer voting rights and generally are not considered “beneficially owned” shares under the SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 3, 4 and 5 furnished to us and written representations from our officers and directors, we believe that all of our officers and directors and all beneficial owners of 10% or more of any class of our registered equity securities timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2015.

Cardinal Health | 2015 Proxy Statement	21

Compensation Discussion and Analysis
Executive Summary

This Compensation Discussion and Analysis focuses on the compensation of the following executive officers (the "named executives") for fiscal 2015 and describes the executive compensation philosophy and program and the decisions of the Compensation Committee under the program.

Name	Title
George S. Barrett	Chairman and Chief Executive Officer
Michael C. Kaufmann	Chief Financial Officer
Donald M. Casey Jr.	Chief Executive Officer — Medical Segment
Jon L. Giacomin	Chief Executive Officer — Pharmaceutical Segment
Craig S. Morford	Chief Legal and Compliance Officer
Jeffrey W. Henderson	Former Chief Financial Officer

Fiscal 2015 Highlights
Fiscal 2015 was an outstanding year for us as we delivered excellent financial performance and took significant strategic steps in both our Pharmaceutical and Medical segments. These steps position us to meet our growth goals in fiscal 2016 and beyond.

•	We grew non-GAAP operating earnings by 16% to $2.5 billion.*

•	We grew non-GAAP diluted earnings per share from continuing operations by 14% to $4.38.*

•	We generated $2.5 billion in operating cash flow.

•	We increased our dividend by 13% and returned $1.5 billion to shareholders through dividends and share repurchases.
At the segment level, Pharmaceutical segment profit grew 20% and Medical segment profit decreased 3%.
Our generic pharmaceuticals program performed exceptionally well, highlighted by strong sales growth and the benefits from Red Oak Sourcing, our generics sourcing venture with CVS Health that began operations during the fiscal year. We also acquired The Harvard Drug Group in July 2015, increasing our generics scale and reach.
In our Medical segment, we took major steps to reposition the business, including expanding our physician preference item portfolio with an agreement to acquire Johnson & Johnson's Cordis business, a manufacturer of cardiac and endovascular products. This segment also expanded its line of Cardinal Health-branded consumables and combined forces with Henry Schein to better serve office-based medical practices. Across the company, we refined our approach to health systems strategic accounts.

____________

*
On a GAAP basis, operating earnings increased 15% to $2.2 billion and diluted earnings per share from continuing operations increased 7% to $3.61. We provide a reconciliation of the differences between the non-GAAP and GAAP financial measures in Annex A to this proxy statement.

22	Cardinal Health | 2015 Proxy Statement

Compensation Discussion and Analysis

Compensation Structure and Pay-for-Performance Alignment
The primary forms of compensation for our executives are base salary, an annual cash incentive and long-term equity incentives consisting of a combination of performance share units ("PSUs"),

stock options and restricted share units ("RSUs"). A significant portion of our executive compensation program is performance-based and at risk (annual incentive, PSUs and stock options), and our long-term equity incentives are designed to align our executives' interests closely with our shareholders' interests.

Chief Executive Officer
Mix of Pay Elements

12% Base salary
16% Annual cash incentive
64% Performance-based pay
24% RSUs
72% Long-term incentive
24% Stock options
24% PSUs

Other Named Executives
Average Mix of Pay Elements
19% Base salary
18% Annual cash incentive
60% Performance-based pay
63% Long-term incentive
21% Stock options
21% RSUs
21% PSUs

Fiscal 2015 Executive Pay Decisions
The corporate funding percentage for annual incentive awards was 133% of target, reflecting our strong non-GAAP operating earnings growth and a discretionary reduction in the funding level to provide incentive awards for non-executives. Mr. Barrett received 146% of his target annual incentive based on the substantial over-achievement of our financial goals and the important strategic actions in fiscal 2015 taken under his leadership, including driving our generics program towards outstanding performance, operationalizing Red Oak Sourcing and expanding our generics scale and reach by agreeing to acquire Harvard Drug (which closed in July 2015). He also was instrumental in expanding our physician preference item portfolio with the planned acquisition of Cordis as well as teaming up with Henry Schein to better serve office-based medical practices. Finally, he spearheaded a balanced and efficient deployment of capital and effectively led the Board as Chairman. The other named executives received annual incentive awards that ranged from 95% to 155% of their target award based on consolidated, segment and individual performance.
The PSUs for the fiscal 2013 through fiscal 2015 performance period vested at 133%, reflecting combined non-GAAP earnings per share annual growth rate and dividend yield over the three-year period of 14.2% — well above the 11% target.

Extension of CEO Employment Term
In August 2015, we secured the continuing services of Mr. Barrett by extending the term of his employment agreement for an additional three years. The agreement was scheduled to expire at the Annual Meeting. Based on market data and his strong performance, the Board adjusted his target for annual incentives to 150% of his base salary and his target value for annual long-term incentive grants to $9,500,000.
The Board is very pleased with Mr. Barrett's service to Cardinal Health and its shareholders. Under his leadership over the last three years in a rapidly changing healthcare environment, our earnings growth has exceeded our challenging goals despite the Walgreens contract expiration in August 2013. The Board also recognized his positioning of the company and the significant progress made advancing strategic priorities, including the actions discussed earlier under "Fiscal 2015 Executive Pay Decisions."
Mr. Barrett has contributed significantly to talent acquisition and development, and as Chairman of the Board, he has provided strong and effective leadership to the Board and has helped the Nominating and Governance Committee to recruit new directors with valuable skills and fresh perspectives. The Board believes that the terms of the extended agreement continue to appropriately align Mr. Barrett's compensation to our goal of achieving long-term performance through sound business planning and financial discipline.

Cardinal Health | 2015 Proxy Statement	23

Compensation Discussion and Analysis

Other Executive Transitions
In November 2014, we appointed Mr. Kaufmann as Chief Financial Officer, who most recently served as Chief Executive Officer — Pharmaceutical Segment. For nearly 25 years, Mr. Kaufmann has held a number of other senior operational, sales and finance roles touching many areas of Cardinal Health, including as group president for our medical products distribution business and as chief financial officer of our pharmaceutical and medical products distribution businesses. His former role was filled by Mr. Giacomin, who previously led our U.S. pharmaceutical distribution business and has been with Cardinal Health for nearly 15 years. Fiscal 2015 compensation changes for these executives reflect their new roles and are described later in Compensation Discussion and Analysis.

Results of 2014 Advisory Vote on Executive Compensation and Shareholder Outreach
At the 2014 Annual Meeting of Shareholders, our say-on-pay advisory vote received 97% support. We hold regular discussions with our largest shareholders and solicit feedback from our top 25 investors on corporate governance topics, including executive compensation. During fiscal 2015, we reached out to governance professionals from investors owning more than 50% of our outstanding shares. The Compensation Committee considered the favorable vote and feedback received as well as market considerations and individual performance and concluded that no changes to our executive compensation policies and practices were warranted at this time.

Executive Compensation Governance Features

WHAT WE HAVE		WHAT WE DON'T HAVE
✓	Significant portion of executive pay "at risk"	✗	No executive pensions or SERPs
✓	Stock ownership guidelines for directors and executive officers	✗	No hedging or pledging of company stock
✓	Compensation recovery ("clawback") provisions	✗	No excise tax gross-ups upon change of control
✓	CEO is only executive officer with employment agreement	✗	No repricing of underwater options without shareholder approval
✓	Double trigger vesting of equity awards upon change of control	✗	No dividend equivalents on unearned PSUs or RSUs
✓	Different measures for annual incentive awards and PSUs
✓	Independent adviser to Compensation Committee
✓	Ongoing engagement with investors
Our Executive Compensation Program

Our compensation program is designed to support our long-term growth, while holding executives accountable to achieve key annual results year over year. It has the following key objectives:

•	Pay for performance. We tie the majority of executive pay to performance. We design pay programs that incorporate both corporate and individual performance.

•
Emphasize long-term incentive compensation. We emphasize performance and retention through the use of PSUs, stock options and RSUs. We provide opportunity for individual value accumulation through long-term incentive and deferred compensation rather than through pensions.

•	Drive stock ownership. Equity grants combined with stock ownership guidelines provide executives a meaningful ownership stake in the company.

•
Attract, retain and reward the best talent to achieve superior shareholder results. To be consistently better than our competitors, we need to recruit, develop and retain superior talent who are able to drive superior results. We have structured our compensation programs to be competitive and motivate and reward strong performers.

Our Compensation Committee generally seeks to establish target total direct compensation at approximately the 50th percentile of our comparator group of companies (our "Comparator Group"). See "Our Comparator Group and Benchmarking” beginning on page 30 for more detail.

24	Cardinal Health | 2015 Proxy Statement

Compensation Discussion and Analysis

Elements of Fiscal 2015 Compensation for Executive Officers

Pay Element	Description and Purpose	Links to Business and Talent Strategies
Base salary (see page 25)
•
Fixed cash compensation
•
Reviewed annually and adjusted when appropriate
•
Set based on historic salary levels, market data for role and scope of responsibility, individual performance, experience and skills, and internal pay equity
• Competitive base salaries help attract and retain executive talent
Annual incentive compensation (see page 26)	• Variable cash compensation based on performance against annual targets and individual performance • Target based on market data and internal pay equity
•
Rewards executives for annual performance based on key financial measures and individual performance
•
Reflects our focus on growing operating earnings, with tangible capital modifier promoting efficient use of capital

Long-term incentive compensation (see page 28)
•
Variable compensation equally weighted in the form of PSUs, stock options and RSUs
•
PSUs cliff vest after three years based on achievement of performance goals; stock options and RSUs vest ratably over three years
•
Target value based on market data and internal pay equity

•
Drive sustainable performance that delivers long-term shareholder return and closely aligns our executives' and shareholders' interests
•
PSU metrics (non-GAAP earnings per share growth and dividend yield) are key factors that influence shareholder returns
•
Stock options and RSUs retain executive talent and promote focus on stock price appreciation

Base Salary

In connection with the appointment of Mr. Kaufmann to Chief Financial Officer and Mr. Giacomin to Chief Executive Officer — Pharmaceutical Segment, effective in November 2014, the Compensation Committee increased their base salaries to $700,000 and $500,000, respectively, based on market data for their new roles and internal pay equity. The Committee did not change salary levels for Messrs. Barrett, Casey and Morford during fiscal 2015.

Cardinal Health | 2015 Proxy Statement	25

Compensation Discussion and Analysis

Annual Incentive Compensation

Fiscal 2015 Goals and Results
Early in fiscal 2015, the Compensation Committee approved a fiscal 2015 annual incentive goal with a 100% payout if we achieved our Board-approved budget of approximately 10% growth in non-GAAP operating earnings.
As in past years, the Compensation Committee set the fiscal 2015 goal based on adjusted non-GAAP operating earnings (which we formerly referred to as EBIT) because it is one of our primary measures of operating performance. Once we achieve the threshold adjusted non-GAAP operating earnings performance, our achievement in managing tangible capital serves as a modifier. Tangible capital was selected as a modifier because it focuses on the efficient use of capital. We describe how we calculate these metrics under "Annual Cash Incentive and PSU Performance Measure Calculations” on page 37.

	Actual ($)	Threshold ($)	Target ($)	Maximum ($)	Comments
Adjusted non-GAAP operating earnings	2,550	2,085	2,343	2,781	Exceeded fiscal 2015 target by 9%
Tangible capital modifier (1)	1,431		2,309		Increased corporate funding percentage by 10 percentage points
Corporate funding percentage	133%
•
Funding percentage would have been higher based strictly on actual performance; however, we reduced the funding so that a portion could be used to grant one-time incentive awards to employees who are not eligible for annual incentives so they also could share in our outstanding fiscal 2015 performance
•
Funding percentage was increased by three percentage points (but not higher than actual performance would have supported) based on progress made in company-wide workplace diversity initiatives

(1)
Tangible capital below $2,309 million increases the funding percentage by up to 10 percentage points until it reaches $1,847 million. Tangible capital above $2,309 million reduces the funding percentage by up to 10 percentage points until it reaches $2,771 million. Decreases below $1,847 million, and increases above $2,771 million, have no further impact on the funding percentage; accordingly, actual tangible capital of $1,431 million increased the corporate funding percentage by 10 percentage points. In order to balance the maximum potential upside and downside influence of the tangible capital modifier on the funding percentage, we reduced the upside benefit to 10 percentage points for fiscal 2015 from 15 percentage points for fiscal 2014.

26	Cardinal Health | 2015 Proxy Statement

Compensation Discussion and Analysis

Fiscal 2015 Annual Incentive Payouts

Name	Target (Percentage of Base Salary)(1)	Target Amount ($)	Actual Amount ($)	Actual (Percentage of Target)	Payout Factors in Addition to Consolidated Financial Over-Performance
Barrett	130 (2)	1,716,000	2,510,508	146
•
Strong strategic positioning of the company and leadership of meaningful strategic initiatives, including Red Oak Sourcing and Harvard Drug and Cordis acquisitions
•
Balanced and efficient deployment of capital
•
Effective leadership of the Board as Chairman

Kaufmann	100	688,630	1,053,260	153
•
Pharmaceutical segment performance above our expectations
•
Exceptional tangible capital and operating cash flow performance
•
Significant leadership role of Red Oak Sourcing
•
Successful transition into CFO role

Casey	100	650,000	618,118	95
•
Medical segment financial results below our expectations
•
Strong leadership and decisive steps to reposition the segment and establish our company-wide approach to health systems strategic accounts
•
Accelerated the segment's physician preference items strategy with pending Cordis acquisition
•
Drove talent management strategies both within the Medical segment and across the company

Giacomin	100 (3)	438,212	679,692	155
•
Pharmaceutical segment performance above our expectations
•
Exceptional performance of Pharmaceutical Distribution division and successful transition to segment leadership role
•
Leadership in expanding our position and capabilities in generic and specialty pharmaceuticals through Harvard Drug and Metro Medical Supply acquisitions

Morford	75	382,500	559,598	146
•
Significant leadership role in continuing to develop our legal, regulatory, compliance and government affairs programs in a rapidly evolving landscape
•
Building up global compliance capabilities for pending Cordis acquisition and broader international operations

Henderson	100	793,973	1,055,984	133	• Received corporate funding percentage

(1)
We review target annual incentives annually. Mr. Barrett's and the other named executives' fiscal 2015 targets as a percentage of base salary (other than Mr. Giacomin's due to his promotion) remained unchanged from fiscal 2014.

(2)
Under Mr. Barrett's employment agreement then in effect, his target annual incentive was not less than 130% of his annual base salary. Under his amended employment agreement, commencing in fiscal 2016, his target annual incentive is not less than 150% of his annual base salary. Mr. Barrett's target total direct compensation remains competitive with the 50th percentile of the Comparator Group.

(3)
We increased the fiscal 2015 target for Mr. Giacomin to 100% of base salary, the same as his predecessor's, based on market data and for internal pay equity in connection with his appointment to Chief Executive Officer — Pharmaceutical Segment.

Cardinal Health | 2015 Proxy Statement	27

Compensation Discussion and Analysis

Long-Term Incentive Compensation

We equally weighted our fiscal 2015 annual grants between PSUs, stock options and RSUs. The Compensation Committee set a target dollar value for the fiscal 2015 annual long-term incentive grants for each named executive. Annual grant size may be adjusted to reflect individual performance, retention or succession planning. As shown in the chart below, award sizes for certain executives were adjusted in the fiscal 2015 annual grant. In addition, certain executives received additional grants in connection with the executive transitions that took place during fiscal 2015.

Fiscal 2015 Long-Term Incentive Grants

Name	Target ($)		Actual Grants (1)
			Stock Options ($)		RSUs ($)		Target PSUs ($)		Total ($)
Barrett	8,000,000	(2)	3,316,667	(2)	3,316,667	(2)	2,666,666		9,300,000
Kaufmann	2,100,000		840,000		3,840,000	(3)	700,000		5,380,000
Casey	2,100,000		805,000		2,305,000	(4)	700,000		3,810,000
Giacomin	(5)		629,167	(5)	629,167	(5)	608,333	(5)	1,866,667
Morford	1,200,000		400,000		400,000		400,000		1,200,000
Henderson	2,450,000		—		1,750,000	(6)	—		1,750,000

(1)	All grants reported in the table were made under our 2011 Long-Term Incentive Plan (the "2011 LTIP").

(2)
Under Mr. Barrett's employment agreement then in effect, his target dollar value was $8.0 million. His fiscal 2015 grants reflect the Compensation Committee's assessment of his fiscal 2014 individual performance, leading the company to grow earnings that exceeded our goals despite the Walgreens contract expiration and make significant progress advancing strategic priorities, including the successful launch of Red Oak Sourcing, as well as the Committee's assessment of his commitment to the company and his expected future individual performance. Under Mr. Barrett's amended employment agreement, his target dollar value for the fiscal 2016 annual grant made in August 2015 was $9.5 million. Mr. Barrett's target total direct compensation remains competitive with the 50th percentile of the Comparator Group.

(3)
Includes $3.0 million in RSUs granted to Mr. Kaufmann in connection with his appointment to Chief Financial Officer and in recognition of his responsibilities for company-wide global sourcing and his significant leadership role in our generics program, which has grown sales and established Red Oak Sourcing.

(4)
Includes $1.5 million in RSUs granted to Mr. Casey for continuity of executive leadership during the executive transitions in fiscal 2015 as well as in recognition of his leadership of the repositioning of the Medical segment and company-wide initiatives.

(5)
Mr. Giacomin's fiscal 2015 annual grant was made while in his former role and was based on his target at that time. In addition to his annual grant, he also received $1.2 million in grants split equally between PSUs, stock options and RSUs in connection with his appointment to Chief Executive Officer — Pharmaceutical Segment. His target was increased to $2.1 million in connection with the appointment to his new role based on market data and internal pay equity.

(6)
As provided for in our letter agreement with Mr. Henderson regarding his retirement, in lieu of a fiscal 2015 annual grant at a target dollar value of $2.45 million, Mr. Henderson received a RSU grant of $1.75 million with a one-year vesting period.

Fiscal 2015-2017 PSU Grants
The Compensation Committee set three-year goals for the PSUs granted during fiscal 2015 (the "fiscal 15-17 PSUs") based on the sum of non-GAAP earnings per share annual growth rate and dividend yield. We selected these two measures, which are the same measures used for our PSU grants in prior years, because we believe that they are key factors that influence total shareholder return and are integral to our strategy of delivering sustainable total shareholder return over the long term. We describe how we calculate these measures under “Annual Cash Incentive and PSU Performance Measure Calculations” on page 37.
While we selected absolute measures for the PSU performance goals, we set the target performance goal based on relative market data. Specifically, we considered historical data for earnings per share growth rate and dividend yield of the Standard & Poor's ("S&P") 500 Index, the S&P 500 Healthcare Index and our Comparator Group. In general, we aim for a target payout if we achieve growth within the top half of the S&P 500 Index. We also took into account analysts' estimates of future performance of Comparator Group companies as well as our long-term outlook. We believe that this approach helps us align with the stated preference of some of our investors for measures that reflect relative market performance.
A named executive can receive 50% of his target fiscal 15-17 PSUs if we attain threshold performance and can receive up to 200% of target for above-target performance. A named executive will receive no shares if we do not attain threshold performance. The Compensation Committee increased the threshold and target goals for the fiscal 15-17 PSUs, aligning with our aspirational long-

28	Cardinal Health | 2015 Proxy Statement

Compensation Discussion and Analysis

term growth rates at that time and the results from our external benchmarking. Accordingly, the Committee set threshold, target and maximum performance goals of 7%, 12% and 17%, respectively. The threshold, target and maximum performance goals for prior PSU performance periods were 6%, 11% and 17%, respectively.
Fiscal 2013-2015 PSU Payouts
In August 2015, the Compensation Committee determined the payout of the PSUs over the fiscal 2013 through fiscal 2015 performance period (the "fiscal 13-15 PSUs"). The table below shows our fiscal 13-15 PSU goals, which were established at the beginning of fiscal 2013, and our actual performance.

Performance Level	Goal (%)		Funding Percentage
Threshold	6.0		50
Target performance	11.0		100
Maximum performance	17.0		200
Actual performance	14.2	(1)	133

(1)
Non-GAAP earnings per share annual growth rate was 11.2% and dividend yield was 3.0% over the performance period. As permitted by the terms of the PSU agreements, the Compensation Committee excluded from the non-GAAP earnings per share annual growth rate the $0.04 per share net negative effect of certain tax adjustments that occurred during fiscal 2015, concluding them to be exceptional items not reflective of operating performance. These same adjustments will also be made in the base year of the PSU awards for the fiscal 2016 through fiscal 2018 performance period.

In setting the target goals for the fiscal 13-15 PSUs, we considered relative market data. Specifically, we considered historical data for earnings per share growth rates and dividend yields of the S&P 500 Index and our Comparator Group and also took into account analysts' estimates of future performance of Comparator Group companies as well as our long-term outlook.
The following table includes information about the Fiscal 13-15 PSUs for our named executives.

Name	Target Number of Shares (#)	Number of Shares Earned (#)

Barrett	64,557	85,861
Kaufmann	17,584	23,387
Casey	17,584	23,387
Giacomin	5,233	6,960
Morford	10,048	13,364
Henderson	20,514	27,284

Other Elements of Compensation

Deferred Compensation and 401(k) Savings Plans
We maintain a Deferred Compensation Plan (“DCP”) and 401(k) Savings Plan to allow employees to accumulate value on a tax-deferred basis and to be competitive in recruiting and retaining executive talent. Our DCP permits certain management employees, including the named executives, to defer payment and taxation of a portion of their salary and annual incentive compensation into any of several investment alternatives. We may make matching contributions to the deferred balances of participants, subject to limits discussed under “Executive Compensation — Deferred Compensation” on page 40. We also may make contributions to the 401(k) Savings Plan and DCP on the same basis for all employees based on pre-established performance goals. Contributions made with respect to our named executives are included in the “All Other Compensation” table on page 34. Named executives also may elect to defer payment and taxation of PSUs and RSUs.

Other Benefits and Perquisites
Mr. Barrett's employment agreement provides that he and his family may use our corporate aircraft for personal travel. He does not receive tax reimbursement for any imputed income associated with such personal travel. The Board has encouraged Mr. Barrett to use corporate aircraft for personal travel because the Board believes it provides greater availability for Mr. Barrett to attend to business matters and increased travel efficiencies. Any personal use that would cause the amount reported in our annual proxy statement to exceed $100,000 requires advance approval from the Compensation Committee. We also have an aircraft time sharing agreement with Mr. Barrett that permits him to reimburse us for incremental costs when he uses the aircraft for personal travel; reimbursed travel does not count against the $100,000 approval requirement.

Cardinal Health | 2015 Proxy Statement	29

Compensation Discussion and Analysis

Severance and Change of Control Benefits
Mr. Barrett's employment agreement provides for benefits payable upon specified employment termination events. Mr. Barrett will receive cash severance equal to two times the sum of his annual base salary and his target bonus payable in 24 equal monthly installments if we terminate his employment without “cause,” or if he terminates employment for “good reason.” He also will receive a prorated bonus for the year of termination based on actual achievement of performance goals and vested stock options will remain exercisable for two years. Mr. Barrett's employment agreement does not provide for accelerated vesting of any unvested equity awards.

We discuss our limited severance payments and benefits in detail under “Potential Payments on Termination of Employment or Change of Control” beginning on page 42. We believe that the severance benefits we provide to our named executives support our recruiting and retention efforts. We do not have any agreements to provide change-of-control excise tax gross-ups.
Our Board has a policy requiring us to obtain shareholder approval of severance agreements with our executives that provide cash severance benefits that exceed 2.99 times the sum of base salary and bonus.

Our Policies, Guidelines and Practices Related to Executive Compensation

Role of Compensation Committee’s Compensation Consultant
Frederic W. Cook & Co., Inc. ("Cook") has served as the Compensation Committee's independent executive compensation consultant since 2011.
The nature and scope of the compensation consultant's engagement consist primarily of:

•	participating in meetings of the Compensation Committee;

•	providing compensation data on the Comparator Group; and

•
providing consulting support, advice and recommendations related to compensation for our Chief Executive Officer and other executive officers, the design of our executive compensation program (including the plan design for annual and long-term incentives), the composition of our Comparator Group and director compensation.

Cook did not provide any additional services to the Compensation Committee or to Cardinal Health during fiscal 2015. The Compensation Committee has made an assessment under factors set forth in NYSE rules and concluded that Cook is independent and that the firm's work for the Compensation Committee did not raise any conflicts of interest.
Role of Executive Officers
Our Chief Executive Officer and Chief Human Resources Officer participate in Compensation Committee meetings to make recommendations as to design and compensation amounts, to present performance assessments of the named executives (other than our Chief Executive Officer) and, together with our Chief Financial Officer, to discuss our financial and operational performance.
Our Chief Executive Officer reviewed fiscal 2015 performance objectives with the Compensation Committee at the beginning of the fiscal year, including financial objectives and non-financial objectives for customer, strategic and employee priorities. The Compensation Committee meets in executive session with and without its compensation consultant and the Lead Director to review and discuss the performance and compensation of our Chief Executive Officer. The Chief Executive Officer does not participate in determinations or recommendations regarding his own compensation.
Our Comparator Group and Benchmarking
The following "Comparator Group" of companies was used to evaluate pay actions for the named executives during fiscal 2015:

Aetna	Express Scripts	Quest Diagnostics
Allergan*	FedEx	Sysco
AmerisourceBergen	Forest Laboratories*	Thermo Fisher Scientific
Baxter International	Henry Schein	United Parcel Service
Becton, Dickinson	Humana	UnitedHealth Group
Boston Scientific	Kimberly-Clark	Walgreen
CIGNA	LabCorp	WellPoint
Covidien*	McKesson
CVS Health	Owens & Minor

*	Company will be removed from our Comparator Group due to its acquisition.
The Compensation Committee developed the Comparator Group with the assistance of its independent compensation consultant, Cook, to benchmark the compensation practices of similarly situated public companies. Our Comparator Group reflects the industry in which we primarily compete for executive talent, and includes direct competitors and other companies in the healthcare field. Our Comparator Group also includes air/freight and logistics companies because of those companies' similar business models.
The Committee, working with Cook, periodically reviews the group's composition to ensure that the companies remain relevant for comparison purposes. Following a review in May 2014, the

30	Cardinal Health | 2015 Proxy Statement

Compensation Discussion and Analysis

Committee determined not to change the Comparator Group for fiscal 2015. The Committee used the following screening criteria when it reviewed the Comparator Group's composition:

•	revenue ranging from approximately one-quarter to two times our annual revenue;

•	market capitalization ranging from approximately one-half to five times our market capitalization;

•	whether a company is included in the peer group of five or more of the other companies in our Comparator Group; and

•	whether a company is included in our Global Industry Classification Standard (GICS) sub-industry group, Health Care Equipment and Services.
At the time of the May 2014 review, our revenue was in the top quartile of the Comparator Group, while our market capitalization was in the third quartile.
Our Compensation Committee generally seeks to establish target total direct compensation at approximately the 50th percentile of the Comparator Group. Each of the named executives' target total direct compensation was competitive with the 50th percentile for fiscal 2015.
The Compensation Committee reviewed the composition of the Comparator Group again in May 2015. It noted that three companies would be removed due to acquisitions and considered adding companies, but determined that the Comparator Group remained appropriate without further changes for fiscal 2016.
Employment Arrangements
In August 2015, we secured the continuing services of Mr. Barrett by extending the term of his employment agreement for an additional three years. The agreement was scheduled to expire at the Annual Meeting.
In June 2014, we announced that Mr. Henderson was retiring from the company in August 2015. We entered into a letter agreement with Mr. Henderson in June 2014 to promote an orderly transition of his responsibilities through August 2015 and to provide for a new two-year post-employment non-competition agreement. The letter agreement set his salary and annual and long-term incentive awards during the transition period (including an RSU grant in lieu of his normal annual long-term incentive grants). Mr. Henderson ceased to serve as Chief Financial Officer in November 2014, but remained an employee through his August 2015 retirement date.
We discuss the terms of these arrangements under “Employment Arrangements” on page 34.
Stock Ownership Guidelines
We have stock ownership guidelines to link the interests of executive officers and directors with the interests of our shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors must accumulate and hold while serving in these positions. We count common shares, RSUs and phantom shares held through the DCP for purposes of meeting the stock ownership guidelines.

Multiple of Base Salary/Annual Cash Retainer
Chairman and Chief Executive Officer	6x
Chief Financial Officer and Segment CEOs	4x
Other executive officers	3x
Non-management directors	5x
Under the guidelines, executive officers and directors must retain 100% of the net after-tax shares received under any equity awards until they satisfy the required ownership levels. At June 30, 2015, all named executives exceeded the required ownership level other than Mr. Giacomin, who was promoted into his new role as Chief Executive Officer — Pharmaceutical Segment in November 2014.
Potential Impact on Compensation from Executive Misconduct ("Clawbacks")
Our incentive plans and agreements provide that we may require repayment of cash incentives and gains realized under equity awards and cancel outstanding equity awards in instances of executive misconduct. We discuss these policies in more detail under “Potential Impact on Compensation from Executive Misconduct ("Clawbacks")” on page 38.
Hedging and Pledging Shares
Our Board has adopted a policy prohibiting all employees and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts and other swap, hedging and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.
Equity Grant Practices
The Compensation Committee typically approves the annual equity grant in August of each year and sets the grant date on August 15. The Compensation Committee expects the annual grant date to follow the release of earnings for the prior fiscal year in early August, without regard to whether we are aware of material nonpublic information.
Equity Dilution Practices
Our fiscal 2015 annual equity run rate was 0.8%. We calculate our equity run rate as the total number of shares subject to grants awarded in the fiscal year divided by the weighted average number of our common shares outstanding on a diluted basis during the fiscal year.

Cardinal Health | 2015 Proxy Statement	31

Compensation Discussion and Analysis

Tax Matters
Section 162(m) of the Code precludes us from taking a tax deduction for non-performance-based compensation in excess of $1 million paid in any fiscal year to our Chief Executive Officer and three other most highly compensated executive officers (other than the Chief Financial Officer). While we intend annual cash incentive awards under our Management Incentive Plan ("MIP") and stock options and PSUs granted under our 2011 LTIP to qualify as performance-based compensation within the meaning of Section 162(m) and, as such, to be fully deductible, due to the complexity of Section 162(m), amounts intended to qualify as "performance-based compensation" may not satisfy applicable requirements. In addition, we maintain flexibility to operate our compensation programs in a manner designed to promote varying company goals. For purposes of qualifying payments as performance-based compensation under Section 162(m), the Compensation Committee established the performance criteria of $900 million in non-GAAP operating earnings for fiscal 2015 annual incentive awards under the MIP and 8% average annual return on shareholders' equity ("ROE") for our fiscal 13-15 PSUs. We achieved $2.5 billion in non-GAAP operating earnings during fiscal 2015 and 14.3% average annual ROE for fiscal 2013, 2014 and 2015.

Executive Compensation
Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.
Submitted by the Human Resources and Compensation Committee of the Board.
David P. King, Chairman
Carrie S. Cox

Calvin Darden
Richard C. Notebaert

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Executive Compensation

Executive Compensation Tables

The table below summarizes compensation for the persons serving as our Chief Executive Officer and Chief Financial Officer during fiscal 2015 and each of our three other most highly compensated executive officers at June 30, 2015, the end of our fiscal 2015.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
George S. Barrett Chairman and Chief Executive Officer	2015	1,320,000	—	5,983,334		3,320,657	2,510,508	—	135,232	13,269,731
	2014	1,314,630	—	5,533,321		2,866,244	2,601,983	—	132,440	12,448,618
	2013	1,285,000	—	5,335,018		2,695,845	2,021,305	—	137,632	11,474,800
Michael C. Kaufmann (4) Chief Financial Officer	2015	688,630	—	4,540,005	(5)	841,018	1,053,260	—	36,338	7,159,251
	2014	647,699	—	1,400,013		699,897	1,229,008	—	32,290	4,008,907
	2013	635,000	—	1,505,017		784,868	714,375	—	28,908	3,668,168
Donald M. Casey Jr. Chief Executive Officer — Medical Segment	2015	650,000	—	3,005,055	(6)	805,967	618,118	—	31,653	5,110,793
	2014	647,699	—	1,469,988		769,891	544,067	—	28,190	3,459,835
	2013	635,000	—	1,400,038		682,491	525,780	—	36,991	3,280,300
Jon L. Giacomin (4) Chief Executive Officer — Pharmaceutical Segment	2015	480,685	—	1,237,482		629,304	679,692	—	37,170	3,064,333
Craig S. Morford Chief Legal and Compliance Officer	2015	510,000	—	800,016		400,477	559,598	—	35,453	2,305,544
	2014	508,466	—	799,948		399,944	552,957	—	32,390	2,293,705
	2013	500,000	—	820,007		409,498	453,750	—	29,108	2,212,363
Jeffrey W. Henderson (4) Former Chief Financial Officer	2015	793,973	—	1,750,035		—	1,055,984	—	35,653	3,635,645
	2014	756,932	—	1,633,366		816,547	1,152,429	—	32,190	4,391,464
	2013	740,000	—	1,674,169		836,056	846,153	—	29,108	4,125,486

(1)
The amounts reported represent the aggregate grant date fair value of fiscal 2015-17 PSUs at target and of RSUs granted during each fiscal year. The amounts reported in each fiscal year do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2015 table on page 35 and the accompanying footnotes for information on the grant date fair value of each award granted in fiscal 2015. The value of the fiscal 2015-17 PSUs assuming achievement of the maximum performance level of 200% would be: Mr. Barrett — $5,333,392; Mr. Kaufmann — $1,400,028; Mr. Casey — $1,400,028; Mr. Giacomin — $1,216,696; and Mr. Morford — $800,016. The named executives may never realize any value from the PSUs or RSUs.

(2)
The amounts reported represent the grant date fair value of nonqualified stock options granted during each fiscal year and do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2015 table on page 35 and the accompanying footnotes for information on the grant date fair value of stock options granted during fiscal 2015 and the assumptions used in determining the grant date fair value. The named executives may never realize any value from these stock options, and to the extent they do, the amounts realized may be more or less than the amounts reported above.

(3)	The elements of compensation included in the “All Other Compensation” column for fiscal 2015 are set forth in the table below.

(4)
Mr. Kaufmann succeeded Mr. Henderson as Chief Financial Officer effective in November 2014. Mr. Henderson retired from the company in August 2015. Mr. Giacomin succeeded Mr. Kaufmann as Chief Executive Officer — Pharmaceutical Segment effective in November 2014 and was not previously a named executive.

(5)
The amount shown in this column includes RSUs with a grant date fair value of $2,999,974 granted to Mr. Kaufmann in connection with his appointment to Chief Financial Officer and in recognition of his responsibilities for company-wide global sourcing and his significant leadership role in our generics program, which has grown sales and established Red Oak Sourcing.

(6)
The amount shown in this column includes RSUs with a grant date fair value of $1,500,025 granted to Mr. Casey for continuity of executive leadership during the executive transitions in fiscal 2015 as well as in recognition of his leadership of the repositioning of the Medical segment and company-wide initiatives.

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Executive Compensation

The amounts shown for “All Other Compensation” for fiscal 2015 include (a) company matching and fiscal 2015 performance contributions to the named executive’s account under our 401(k) plan; (b) company matching and fiscal 2015 performance contributions to the named executive’s account under our DCP; and (c) perquisites, in the following amounts:

Name	Company 401(k) Savings Plan Contributions ($)	Company Deferred Compensation Plan Contributions ($)	Perquisites ($)(a)	Total ($)
Barrett	24,653	11,000	99,579	135,232
Kaufmann	24,653	11,685	—	36,338
Casey	24,653	7,000	—	31,653
Giacomin	26,170	11,000	—	37,170
Morford	24,453	11,000	—	35,453
Henderson	24,653	11,000	—	35,653

(a)
The amounts shown include the value of perquisites and other personal benefits to a named executive only if the aggregate value exceeded $10,000. Where we report perquisites and other personal benefits for a named executive, we quantify each perquisite or personal benefit only if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that individual. The amount reported for Mr. Barrett for fiscal 2015 comprised the incremental cost to us of his personal use of corporate aircraft ($98,647) and home security system monitoring fees. We own corporate aircraft and lease other aircraft. We calculate the incremental cost of personal use of corporate aircraft based on the average cost of fuel, average trip-related maintenance costs, crew travel expenses, per flight landing fees, hangar and parking costs and smaller variable costs, offset by any timeshare payments by the executive. Since we use our aircraft primarily for business travel, we do not include fixed costs, such as depreciation, pilot salaries and certain maintenance costs. Mr. Barrett's employment agreement provides that he receive $100,000 per fiscal year in personal use of corporate aircraft without advance approval of the Compensation Committee. He does not receive tax reimbursement for any imputed income associated with personal travel. We have an aircraft time sharing agreement with Mr. Barrett under which he is permitted to reimburse us for the incremental costs of his personal use of corporate aircraft consistent with FAA regulations; reimbursed travel does not count against the $100,000 approval requirement.

Employment Arrangements
In August 2015, we entered into an amendment with Mr. Barrett to his employment agreement to provide that he will continue to serve as Chairman and Chief Executive Officer until the earlier of the date of our annual meeting of shareholders following June 30, 2018 or December 31, 2018, subject to earlier termination in accordance with its terms. The employment agreement was scheduled to expire on the date of the Annual Meeting.
As amended, the employment agreement provides, among other things, for Mr. Barrett:

•	to receive an annual base salary of at least $1,320,000;

•
to participate in our annual cash incentive award program with a target annual award of at least 150% of his annual base salary, payable based on performance objectives that our Compensation Committee determines in consultation with him; and

•
to receive an annual long-term incentive award grant comprised of PSUs, stock options, RSUs and other incentives as determined by the Committee with a target value of $9,500,000, with each annual award subject to the Board's discretion based on both company and individual performance in accordance with the terms of the 2011 LTIP.

He also continues to receive $100,000 per fiscal year in personal use of corporate aircraft without advance approval of the Compensation Committee.
Under the agreement in effect prior to the amendment, Mr. Barrett received an annual base salary of at least $1,285,000, a target annual cash incentive award of at least 130% of his annual base salary and an annual long-term incentive award grant with a target value of $8,000,000.
In connection with Mr. Henderson's retirement in August 2015, we entered into a letter agreement with him in June 2014 providing for:

•	an annual base salary of $800,000 (effective in August 2014);

•	eligibility for a fiscal 2015 annual cash incentive award with a target of 100% of salary (the same as in fiscal 2014); and

•	a grant of RSUs in August 2014 with a grant date fair value of $1,750,000 and a one-year vesting period in lieu of fiscal 2015 long-term incentive grants with a target dollar value of $2,450,000.
Mr. Henderson also entered into a confidentiality and business protection agreement with us that includes two-year post-retirement non-competition and non-solicitation restrictions.

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Executive Compensation

Grants of Plan-Based Awards for Fiscal 2015
The table below supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2015.

Name/ Award Type	Grant Date	Approval Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barrett
Annual Incentive			686,400	1,716,000	3,432,000
PSUs	8/15/2014	8/5/2014				18,667	37,333	74,666				2,666,696
Stock Option	8/15/2014	8/5/2014								212,020	71.43	3,320,657
RSUs	8/15/2014	8/5/2014							46,432			3,316,638
Kaufmann
Annual Incentive			275,452	688,630	1,377,260
PSUs	8/15/2014	8/5/2014				4,900	9,800	19,600				700,014
Stock Option	8/15/2014	8/5/2014								53,698	71.43	841,018
RSUs	8/15/2014	8/5/2014							11,760			840,017
RSUs (7)	9/15/2015	9/4/2014							40,021			2,999,974
Casey
Annual Incentive			260,000	650,000	1,300,000
PSUs	8/15/2014	8/5/2014				4,900	9,800	19,600				700,014
Stock Option	8/15/2014	8/5/2014								51,460	71.43	805,967
RSUs	8/15/2014	8/5/2014							11,270			805,016
RSUs (8)	9/15/2014	9/4/2014							20,011			1,500,025
Giacomin
Annual Incentive			175,285	438,212	876,424
PSUs	8/15/2014	8/5/2014				1,459	2,917	5,834				208,361
PSUs (9)	9/15/2014	9/4/2014				2,668	5,336	10,672				399,987
Stock Option	8/15/2014	8/5/2014								14,650	71.43	229,448
Stock Option (9)	9/15/2014	9/4/2014								24,037	74.96	399,855
RSUs	8/15/2014	8/5/2014							3,208			229,147
RSUs (9)	9/15/2014	9/4/2014							5,336			399,987
Morford
Annual Incentive			153,000	382,500	765,000
PSUs	8/15/2014	8/5/2014				2,800	5,600	11,200				400,008
Stock Option	8/15/2014	8/5/2014								25,570	71.43	400,477
RSUs	8/15/2014	8/5/2014							5,600			400,008
Henderson
Annual Incentive			317,589	793,973	1,587,946
RSUs (10)	8/15/2014	8/5/2014							24,500			1,750,035

(1)
This information relates to annual cash incentive award opportunities with respect to fiscal 2015 performance. Amounts actually earned under the annual cash incentive awards are reported in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column.

(2)
"Equity Incentive Plan Awards" are PSUs granted during the fiscal year under our 2011 LTIP that are eligible to vest after a three-year performance period based on the sum of (i) the annual growth rate in non-GAAP earnings per share and (ii) dividend yield. We accrue cash dividend equivalents that are payable when, and only to the extent that, the PSUs vest and settle.

(3)
"All Other Stock Awards" are RSUs granted during the fiscal year under our 2011 LTIP that, unless otherwise noted, vest ratably over three years and accrue cash dividend equivalents that are payable when, and only to the extent that, the RSUs vest.

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Executive Compensation

(4)	"All Other Option Awards" are nonqualified stock options granted during the fiscal year under our 2011 LTIP that vest ratably over three years and have a term of 10 years.

(5)	The stock options have an exercise price equal to the closing price of our common shares on the NYSE on the date of grant.

(6)
We valued the PSUs and RSUs by multiplying the closing price of our common shares on the NYSE on the grant date by the number of PSUs (at target) and RSUs awarded. We valued the stock options granted on August 15, 2014 utilizing a lattice model with the following assumptions: expected stock option life: 6.86 years; dividend yield: 1.92%; risk-free interest rate: 1.90%; and expected volatility: 25.60%. We valued the stock options granted on September 15, 2014 utilizing a lattice model with the following assumptions: expected stock option life: 6.86; dividend yield: 1.83%; risk-free interest rate: 2.13%; and expected volatility: 25.70%.

(7)
These RSUs were granted to Mr. Kaufmann in connection with his appointment to Chief Financial Officer and in recognition of his responsibilities for company-wide global sourcing and his significant leadership role in our generics program, which has grown sales and established Red Oak Sourcing.

(8)
These RSUs were granted to Mr. Casey for continuity of executive leadership during the executive transitions in fiscal 2015 as well as in recognition of his leadership of the repositioning of the Medical segment and company-wide initiatives. They vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

(9)	These PSUs, stock options and RSUs were granted to Mr. Giacomin in connection with his appointment to Chief Executive Officer — Pharmaceutical Segment.

(10)	These RSUs vest in full on the first anniversary of the grant date.
Management Incentive Plan
Our key executive employees, including our named executives, receive annual cash incentives under our MIP. The Compensation Committee establishes performance criteria during the first three months of each fiscal year and may establish performance goals (which criteria and goals may vary from year to year). For fiscal 2015, the Compensation Committee established the performance criterion of $900 million in non-GAAP operating earnings (as defined below). This performance criterion was intended to allow payments under the MIP to qualify as performance-based compensation under the Code and to be fully tax deductible by us. The named executives do not receive any payout under the MIP unless we achieve this threshold.
As discussed in the Compensation Discussion and Analysis, the Compensation Committee also established performance goals embodied in a matrix of potential funding percentages based upon achievement of varying levels of adjusted non-GAAP operating earnings for fiscal 2015, with a tangible capital modifier. The funding percentage from the matrix determines the total pool for annual incentive awards under the MIP. Although not relevant for fiscal 2015, the MIP allows the Compensation Committee, in its discretion, to make annual incentive awards to named executives if we do not achieve the minimum performance goal, but we achieve the performance criterion.
2011 Long-Term Incentive Plan
Under our 2011 LTIP, we may grant stock options, stock appreciation rights, stock awards, other stock-based awards and cash awards to employees. During fiscal 2015, we granted PSUs, nonqualified stock options and RSUs to our named executives, as shown in the Grants of Plan-Based Awards for Fiscal 2015 table on page 35, under the 2011 LTIP. The plan provides for “double-trigger” accelerated vesting, under which the vesting of awards will accelerate in connection with a change of control only if there is a qualifying termination within two years after the change of control or if the surviving entity does not provide qualifying replacement awards.

Beginning in fiscal 2012, key executive employees, including our named executives, began to receive PSUs. The PSUs settle following the end of a performance period by the issuance of a number of our common shares, which may be a fraction or multiple of the number of PSUs subject to an award. Issuance of the shares under the PSUs is subject to both continued employment by us and the achievement of performance criteria or goals established by the Compensation Committee (which may vary from award to award).
The Compensation Committee establishes performance criteria during the first three months of each performance period and may establish performance goals. For the PSUs granted during fiscal 2015, the Compensation Committee established the performance criterion of non-GAAP diluted earnings per share from continuing operations (as defined below) for our fiscal year ending June 30, 2017 equal to or greater than $1.00 per share. This performance criterion is intended to allow the PSUs to be performance-based compensation under Section 162(m) of the Code and to be fully tax deductible by us.
As discussed in the Compensation Discussion and Analysis, the Compensation Committee also established three-year performance goals under the PSUs granted during fiscal 2015 based upon the achievement of the sum of non-GAAP earnings per share annual growth rate and dividend yield over the performance period. A named executive can receive 50% of his target PSUs if we attain threshold performance and can receive up to 200% of his target PSUs for above-target performance. A named executive will receive no shares under the PSUs if we do not attain threshold performance.

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Executive Compensation

Annual Cash Incentive and PSU Performance Measure Calculations

Award	Performance Measure	Calculation
Annual Cash Incentive	Adjusted non-GAAP operating earnings (1)
Non-GAAP operating earnings,(2) adjusted to exclude annual cash incentives expense to the extent below or above target performance, contributions to the DCP and 401(k) Savings Plan when we exceed pre-established performance goals and income or expense related to the performance of our DCP assets that is included within distribution, selling, general and administrative ("SG&A") expenses in our consolidated statement of earnings.

	Tangible capital (1)	12-month average of total assets, less total liabilities (other than interest-bearing long-term obligations), goodwill and other intangibles, net, and cash and equivalents.
PSUs	Sum of non-GAAP earnings per share annual growth rate and dividend yield
Non-GAAP earnings per share annual growth rate is non-GAAP diluted earnings per share from continuing operations(3) for the last fiscal year of the performance period divided by non-GAAP diluted earnings per share from continuing operations for the last fiscal year preceding the performance period; the quotient is then raised to the power of one divided by the number of years in the performance period.

Dividend yield is the sum of all cash dividends paid per share during a performance period divided by the number of years in the performance period; the quotient is then divided by our closing share price on the grant date.

(1)
We generally exclude the results of acquired or divested businesses from the adjusted non-GAAP operating earnings and tangible capital calculations for the annual cash incentives if they are not included in our budget when the Compensation Committee sets the performance goals. Accordingly, we excluded certain acquisitions from adjusted non-GAAP operating earnings and tangible capital performance for fiscal 2015. The Compensation Committee also may make other adjustments to adjusted non-GAAP operating earnings and tangible capital for purposes of determining whether we achieved our performance goals, although none were made for fiscal 2015.

(2)
Non-GAAP operating earnings is consolidated operating earnings, adjusted to exclude restructuring and employee severance costs, amortization and other acquisition-related costs, impairments and gains and losses on disposal of assets, net litigation recoveries and charges and LIFO inventory credits and charges.

(3)
Non-GAAP diluted earnings per share from continuing operations is non-GAAP earnings from continuing operations divided by the diluted weighted average shares outstanding. Non-GAAP earnings from continuing operations is consolidated earnings from continuing operations, adjusted to exclude restructuring and employee severance costs, amortization and other acquisition-related costs, impairments and gains and losses on disposal of assets, net litigation recoveries and charges, LIFO inventory credits and charges, loss on extinguishment of debt and tax benefits and expenses associated with each of the items mentioned above. For purposes of the PSUs, the Compensation Committee may approve adjustments to how we calculate non-GAAP earnings from continuing operations to reflect a change by us to the definition of non-GAAP diluted earnings per share presented to investors, exceptional acquisitions or divestitures, changes in accounting principles or other exceptional items that are not reflective of our operating performance.

In addition to determining incentive compensation, we use the non-GAAP financial measures referred to in the table above internally to evaluate our performance and engage in financial and operational planning. We also present these non-GAAP financial measures to investors as supplemental metrics to help in assessing the effects of items and events on our financial and operating results and to help in comparing our performance to that of our competitors.

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Executive Compensation

Potential Impact on Compensation from Executive Misconduct ("Clawbacks")
Under our incentive plans and our employment agreement with Mr. Barrett, we have the authority to require repayment or subject outstanding awards to forfeiture in certain instances of executive misconduct. Specifically, the MIP and the 2011 LTIP both authorize us to seek repayment of cash incentive compensation paid to an executive if that executive engages in misconduct that causes or contributes to the need to restate previously filed financial statements and the payment was based on financial results that we subsequently restate. In addition, the MIP and the 2011 LTIP will be administered in compliance with the clawback provisions of the Dodd-Frank Act, once rules implementing those provisions are adopted by the SEC and become effective.
Mr. Barrett’s employment agreement gives Cardinal Health the right to repayment of any bonus or other compensation paid to him if he engaged in misconduct that caused or materially contributed to the need to restate financial statements and, if based on the financial statements as restated, he otherwise would not have received such compensation. This right of repayment applies to compensation granted or vesting within three years of the date on which we originally filed the subject financial statements with the SEC. Under the employment agreement, Mr. Barrett also agreed to comply with any repayment policy that we are required to adopt, or to which we become subject, once rules implementing the clawback provisions of the Dodd-Frank Act are adopted by the SEC and become effective.

Under our stock option, PSU and RSU agreements, unexercised stock options, unvested PSUs and RSUs and certain vested PSUs and RSUs are forfeited if the holder engages in specified conduct while employed by Cardinal Health or during a set time period after termination of employment. We also may require the holder to repay the gross gain realized from any stock option exercises or the value of the PSUs and RSUs settled within a set time period prior to such conduct. The specified conduct that triggers forfeiture or repayment includes disclosure of confidential information, fraud, gross negligence or willful misconduct, solicitation of business or our employees, disparagement and competitive actions.
Finally, all or a portion of a MIP award may be subject to repayment if a named executive violates an applicable non-competition or confidentiality agreement.

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Executive Compensation

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2015
The table below shows the number of shares underlying exercisable and unexercisable stock options and unvested PSUs and RSUs held by our named executives on June 30, 2015.

Name	Option Awards						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Barrett	9/15/2009	354,658	—		27.29	9/15/2016
	8/16/2010	685,989	—		30.94	8/16/2017
	8/15/2011	308,302	—		41.60	8/15/2021
	8/15/2012	220,492	110,246	(3)	39.81	8/15/2022
	8/15/2013	93,256	186,514	(3)	51.49	8/15/2023
	8/15/2014	—	212,020	(3)	71.43	8/15/2024
							106,700	(4)	8,925,455	264,107	(5)	22,092,551
Kaufmann	8/15/2011	76,909	—		41.60	8/15/2021
	8/15/2012	64,194	32,097	(3)	39.81	8/15/2022
	8/15/2013	22,772	45,544	(3)	51.49	8/15/2023
	8/15/2014	—	53,698	(3)	71.43	8/15/2024
							67,586	(6)	5,653,569	70,177	(7)	5,870,306
Casey	4/16/2012	59,180	—		40.58	4/16/2022
	8/15/2012	55,820	27,911	(3)	39.81	8/15/2022
	8/15/2013	25,049	50,099	(3)	51.49	8/15/2023
	8/15/2014	—	51,460	(3)	71.43	8/15/2024
							47,113	(8)	3,941,002	70,177	(9)	5,870,306
Giacomin	9/15/2009	16,100	—		27.29	9/15/2016
	9/15/2009	13,654	—		27.29	9/15/2016
	8/16/2010	9,927	—		30.94	8/16/2017
	8/15/2011	23,270	—		41.60	8/15/2021
	8/15/2012	17,444	8,722	(3)	39.81	8/15/2022
	8/15/2013	7,116	14,233	(3)	51.49	8/15/2023
	8/15/2014	—	14,650	(3)	71.43	8/15/2024
	9/15/2014	—	24,037	(3)	74.96	9/15/2024
							13,208	(10)	1,104,849	31,558	(11)	2,639,827
Morford	8/15/2011	12,795	—		41.60	8/15/2021
	8/15/2012	20,697	16,747	(3)	39.81	8/15/2022
	8/15/2013	13,012	26,026	(3)	51.49	8/15/2023
	8/15/2014	—	25,570	(3)	71.43	8/15/2024
							14,296	(12)	1,195,860	40,100	(13)	3,354,365
Henderson (14)	8/15/2012	—	34,191	(3)	39.81	8/15/2022
	8/15/2013	—	53,135	(3)	51.49	8/15/2023
							42,254	(15)	3,534,547	59,006	(16)	4,935,852

(1)	The market value is the product of $83.65, the closing price of our common shares on the NYSE on June 30, 2015, and the number of unvested stock awards.

(2)
Fiscal 13-15 PSUs are actual amounts that vested upon our achieving the performance goals over the performance period. Based on current performance in accordance with the SEC rules, PSUs for the fiscal 2014-2016 performance period ("fiscal 14-16 PSUs") and fiscal 15-17 PSUs assume payouts at the maximum level.

(3)	These stock options vest 33% on the first, second and third anniversaries of the grant date.

(4)	Reflects RSUs that vest as follows: 57,187 shares on August 15, 2015; 34,035 shares on August 15, 2016; and 15,478 shares on August 15, 2017.

Cardinal Health | 2015 Proxy Statement	39

Executive Compensation

(5)	Reflects 85,861 fiscal 13-15 PSUs, 103,580 fiscal 14-16 PSUs and 74,666 fiscal 15-17 PSUs.

(6)
Reflects RSUs that vest as follows: 15,193 shares on August 15, 2015; 13,340 shares on September 15, 2015; 8,452 shares on August 15, 2016; 13,340 shares on September 15, 2016; 3,920 shares on August 15, 2017; and 13,341 shares on September 15, 2017.

(7)	Reflects 23,387 fiscal 13-15 PSUs, 27,190 fiscal 14-16 PSUs and 19,600 fiscal 15-17 PSUs.

(8)
Reflects RSUs that vest as follows: 14,603 shares on August 15, 2015; 8,742 shares on August 15, 2016; 10,005 shares on September 15, 2016; 3,757 shares on August 15, 2017; and 10,006 shares on September 15, 2017.

(9)	Reflects 23,387 fiscal 13-15 PSUs, 27,190 fiscal 14-16 PSUs and 19,600 fiscal 15-17 PSUs.

(10)
Reflects RSUs that vest as follows: 4,317 shares on August 15, 2015; 1,778 shares on September 15, 2015; 2,485 shares on August 15, 2016; 1,779 shares on September 15, 2016; 1,070 shares on August 15, 2017; and 1,779 shares on September 15, 2017.

(11)	Reflects 6,960 fiscal 13-15 PSUs, 8,092 fiscal 14-16 PSUs and 16,506 fiscal 15-17 PSUs.

(12)	Reflects RSUs that vest as follows: 7,972 shares on August 15, 2015; 4,457 shares on August 15, 2016; and 1,867 shares on August 15, 2017.

(13)	Reflects 13,364 fiscal 13-15 PSUs, 15,536 fiscal 14-16 PSUs and 11,200 fiscal 15-17 PSUs.

(14)
Mr. Henderson continued employment through his retirement date in August 2015, during which period he continued to receive vesting of unvested equity awards. After his employment terminated, his remaining unvested equity awards were forfeited.

(15)	Reflects RSUs that vest as follows: 36,967 shares on August 15, 2015; and 5,287 shares on August 15, 2016.

(16)	Reflects 27,284 fiscal 13-15 PSUs, and 31,722 fiscal 14-16 PSUs.
Option Exercises and Stock Vested for Fiscal 2015
The table below shows stock options that were exercised, and PSUs and RSUs that vested, during fiscal 2015 for each of our named executives.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Barrett	600,000	35,019,270	105,863	7,561,794
Kaufmann	50,216	1,699,812	28,959	2,068,541
Casey	—	—	29,737	2,198,985
Giacomin	41,591	1,988,673	8,377	598,369
Morford	38,385	1,114,162	19,649	1,403,528
Henderson	184,550	5,271,562	33,156	2,368,333

(1)
This column represents the vesting during fiscal 2015 of PSUs granted during fiscal 2012 for the fiscal 2012-2014 performance period and RSUs granted during the previous three fiscal years. The number of shares acquired on vesting includes the following PSUs and RSUs deferred at the election of the named executive, net of required withholdings: Mr. Casey — 13,883 PSUs and 9,360 RSUs; and Mr. Morford — 10,214 PSUs and 5,025 RSUs. See “Deferred Compensation” below for a discussion of deferral terms.

Deferred Compensation
Our nonqualified DCP permits certain management employees, including the named executives, to defer between 1% and 50% of base salary and between 1% and 100% of incentive compensation. In addition, we may make additional matching and discretionary contributions to the deferred balances of participants. We make matching contributions on amounts deferred under the DCP from compensation in excess of $265,000 but not in excess of $365,000 at the same rate as contributions are matched under the 401(k) Savings Plan. We also may credit participants’ accounts with additional, non-matching company contributions in the same amount as company contributions made to the 401(k) Savings

Plan based on a percentage of fiscal year compensation in excess of $260,000 but not in excess of $360,000. Company contributions are made only when we exceed pre-established performance goals. The Compensation Committee selected adjusted non-GAAP operating earnings as the performance measure for fiscal 2015 for this company contribution, and we exceeded the predetermined adjusted non-GAAP operating earnings goal. Contributions made with respect to our named executives for fiscal 2015 are set forth in the “All Other Compensation” table on page 34.
Each participant may direct the investment of his or her DCP account by selecting notional investment options that generally

40	Cardinal Health | 2015 Proxy Statement

Executive Compensation

track publicly available mutual funds and investments and by periodically changing investment elections as the participant deems appropriate. We pay participants’ deferred balances in cash upon retirement, termination from employment, death or total disability. The plan does not qualify under Section 401(a) of the Code and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 as a “top hat” plan for a select group of management or highly compensated employees.

Apart from the DCP, a named executive also may defer receipt of shares that otherwise would be issued on the date that PSUs and RSUs vest until after the named executive is no longer employed by Cardinal Health or until a fixed future date.

Nonqualified Deferred Compensation in Fiscal 2015
The table below provides information regarding the named executives’ accounts under our DCP and deferred share arrangements. References to deferred shares in the table below include both PSUs and RSUs.

Name/Award Type	Executive Contributions in Last FY ($)(1)(2)	Cardinal Health Contributions in Last FY ($)(2)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
Barrett
DCP	392,198	10,000	54,299	—	1,847,043
Deferred shares	—	—	—	—	—
Kaufmann
DCP	231,643	10,800	86,419	—	2,606,410
Deferred shares	—	—	645,505	—	3,578,296
Casey
DCP	90,702	6,000	368	—	117,326
Deferred shares	1,705,042	—	414,219	—	3,049,963
Giacomin
DCP	161,075	10,000	35,988	—	982,658
Deferred shares	—	—	—	—	—
Morford
DCP	116,782	9,723	23,452	—	513,001
Deferred shares	765,587	—	754,432	—	4,352,644
Henderson
DCP	411,941	10,000	20,279	—	2,150,198
Deferred shares	—	—	66,866	—	333,445

(1)
The DCP amounts shown include salary and fiscal 2014 cash incentive awards deferred during fiscal 2015. DCP amounts do not include the following amounts deferred from the fiscal 2015 cash incentive awards that were paid in fiscal 2016: Mr. Kaufmann — $52,663; Mr. Giacomin — $169,923; Mr. Morford — $55,960; and Mr. Henderson — $1,055,984.

(2)
DCP amounts included as contributions in the table and also reported as fiscal 2015 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Barrett — $136,000; Mr. Kaufmann — $56,627; Mr. Casey — $0; Mr. Giacomin — $165,075; Mr. Morford — $29,223; and Mr. Henderson — $243,077.

(3)
Does not include Cardinal Health contributions for fiscal 2015 performance paid during fiscal 2016, in the following amounts: Mr. Barrett — $7,000; Mr. Kaufmann — $7,000; Mr. Casey — $7,000; Mr. Giacomin — $7,000; Mr. Morford — $7,000; and Mr. Henderson — $7,000.

(4)
We calculate the aggregate DCP earnings based upon the change in value of the investment options selected by the named executive during the year. Aggregate deferred shares earnings are calculated based upon the change in their total value from the first day of the fiscal year (or the vesting date, if later) to the last day of the fiscal year.

(5)
DCP amounts included in the aggregate balance at June 30, 2015 in the table and also reported as fiscal 2014 and 2013 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Barrett — $488,417; Mr. Kaufmann — $292,629; Mr. Casey — $11,000; Mr. Morford — $84,255; and Mr. Henderson — $397,159.

Cardinal Health | 2015 Proxy Statement	41

Executive Compensation

Potential Payments on Termination of Employment or Change of Control
In many cases, our named executives are eligible to receive benefits after a termination of employment or change of control under the MIP and the 2011 LTIP. The various payments and benefits that would be provided to the named executives under the MIP and 2011 LTIP are discussed in the table below.

	Annual Incentives (MIP)	Long-Term Incentive Plan Awards
Termination for Cause (1)	None.	We may cancel unexercised stock options and unvested stock awards and require repayment of proceeds realized from vested awards for a specified period of time.
Involuntary Termination without Cause
If involuntarily terminated without cause during the fourth quarter, the executive receives a prorated incentive payment based upon the length of employment during that fiscal year; if terminated earlier, there is no right to an incentive payment.

If involuntarily terminated without cause after the end of a performance period, the executive receives his PSUs as if he had remained employed through the settlement date; otherwise unvested equity awards are forfeited and the executive must exercise vested stock options within 90 days.

Termination Due to Retirement (2)	Prorated incentive payment based upon the length of employment during that fiscal year.
•
Stock options and RSUs held at least six months vest, prorated based upon the length of employment during the vesting period, on an accelerated basis and outstanding stock options remain exercisable until the expiration of option term.
•
PSUs held at least six months vest on the original vesting date, subject to achievement of the performance goals, but the amount is prorated based upon the length of employment during the performance period.

Termination Due to Death or Disability (3)	Prorated incentive payment based upon the length of employment during that fiscal year.
•
Stock options and RSUs held at least six months vest on an accelerated basis and stock options remain exercisable until expiration of option term.
•
PSUs held at least six months vest on the original vesting date, subject to achievement of the performance goals.

Change of Control (4)	No effect on amount or timing of any payments.
•
Awards vest on an accelerated basis only if (a) a qualifying termination occurs within two years after a change of control (including a "good reason" termination by the executive or an involuntary termination without cause) or (b) the surviving entity does not provide qualifying replacement awards.
•
In general, if employment terminates within two years after change of control, stock options remain exercisable until the earlier of three years from termination or expiration of option term.
•
The number of PSUs received is based on the actual performance before the change of control and expected performance for the remainder of the performance period.

(1)
A “termination for cause” under the MIP and 2011 LTIP generally means termination of employment for fraud or intentional misrepresentation, embezzlement, misappropriation, conversion of assets or the intentional violation of our written policies or procedures. Mr. Barrett's employment agreement also defines “termination for cause," which is discussed below under “Tables for Named Executives."

(2)
“Retirement” means termination of employment (other than by death or disability or a termination for cause) after attaining the age of 55 and having at least 10 years of continuous service. None of the named executives qualify for retirement.

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Executive Compensation

(3)
“Disability” exists under the MIP and 2011 LTIP when an executive who is under the regular care of a physician is continuously unable to substantially perform his job or to be employed in any occupation for which the executive is qualified by education, training or experience. Mr. Barrett's employment agreement also defines “disability," which is discussed below under "Tables for Named Executives."

(4)	Under the 2011 LTIP, a “change of control” generally occurs when:

•	a person or group acquires 30% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions;

•
during any two-year period, individuals who as of the beginning of such two-year period constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replacement directors are approved as described in the 2011 LTIP;

•
there is a consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of Cardinal Health's assets or another business combination unless (i) after the transaction all or substantially all of the owners of Cardinal Health's outstanding common shares or voting securities prior to the transaction own more than 50% of such securities after the transaction in substantially the same proportions; (ii) no person, subject to certain exclusions, owns 30% or more of the outstanding common shares or voting securities of the resulting entity (unless such ownership level existed before the transaction); and (iii) a majority of the directors of the resulting entity were members of Cardinal Health's Board (including applicable replacements as described above) when the transaction was approved or the transaction agreement was executed; or

•	our shareholders approve a complete liquidation or dissolution of Cardinal Health.
A termination is for “good reason” if: (a) we materially reduce the employee's total compensation; (b) we materially reduce the employee's annual or long-term incentive opportunities; (c) we materially reduce the employee's duties, responsibilities or authority; or (d) we require the employee to relocate more than 50 miles from his or her office or location.
Mr. Barrett’s employment agreement, and Messrs. Kaufmann, Casey, Giacomin and Henderson’s confidentiality and business protection agreements, contain non-competition and non-solicitation provisions that, among other things, prohibit these executives from being employed by certain entities that compete with us for a period of two years after termination of employment (the “Restricted Period”). During the Restricted Period, these executives also are prohibited from soliciting on behalf of a competitor the business of any customer or any known potential customer of Cardinal Health. These agreements also prohibit disclosure of confidential information, disparagement and recruitment of our employees.
See also “Potential Impact on Compensation from Executive Misconduct ("Clawbacks”) at page 38 for a discussion of restrictive covenants under the 2011 LTIP and MIP applicable to each of the named executives.

Tables for Named Executives
The tables below present, for each of the named executives, the potential payments and benefits that would be payable in the event of termination of employment or a change of control. Consistent with SEC requirements, these potential amounts have been calculated as if the named executive’s employment had been terminated or a change of control had occurred as of June 30, 2015, the last day of fiscal 2015, and using the closing market price of our common shares on June 30, 2015 ($83.65).
The tables below do not include benefits that are available to all of our salaried employees upon retirement, death or disability, including 401(k) Savings Plan distributions, group and supplemental life insurance benefits and short-term and long-term disability benefits. The amounts reported in the tables below are hypothetical amounts. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change of control transaction, we may determine to enter into agreements or establish arrangements that provide additional benefits or amounts or alter the terms of benefits described below.

Cardinal Health | 2015 Proxy Statement	43

Executive Compensation

The table below describes the potential payments and benefits upon termination of employment or a change of control as of June 30, 2015 for Mr. Barrett.

Executive Benefits and Payments Upon Termination of Employment or Change of Control (1)	Involuntary Termination Without Cause or Termination by the Executive for Good Reason ($)(2)	Termination Due to Death or Disability ($)(3)	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Within Two Years of Change of Control ($)(2)
Cash severance	6,072,000	—	6,072,000
Annual cash incentive	1,716,000	1,716,000	1,716,000
Long-term incentive awards (accelerated vesting) (4)	—	35,203,146	35,203,146
Medical and dental benefits (5)	25,095	25,095	25,095
Interest on deferred payments	16,864	3,716	16,864
Total	7,829,959	36,947,957	43,033,105

(1)	Assumes Mr. Barrett’s compensation to be a base salary of $1,320,000 and that his fiscal 2015 cash incentive payout was at target, or $1,716,000 (actual payout was $2,510,508).

(2)
The actual payments made under Mr. Barrett's employment agreement will be reduced to the extent necessary to eliminate any "golden parachute" excise tax under the Code provided that the value of the adjusted payments and benefits is not less than the amount Mr. Barrett otherwise would have received on an after-tax basis.

For purposes of Mr. Barrett’s employment agreement, “cause” means: (a) he willfully fails to perform his duties (other than due to physical or mental illness) for a continuous period; (b) he willfully engages in illegal conduct or gross misconduct that materially harms Cardinal Health; (c) he is convicted of a felony or any crime involving dishonesty or moral turpitude, or makes a guilty or nolo contendere plea; or (d) he materially breaches the covenants in his employment agreement.
A termination by Mr. Barrett is for “good reason” in the following events: (a) the assignment to him of any duties materially inconsistent with his position or duties, or any other action by us that results in a material diminution in his position or duties; (b) any failure by us to comply with any of the compensation provisions contained in his employment agreement; (c) we require him to be based more than 35 miles from Dublin, Ohio and more than 35 miles further from his principal residence at the time than the residence is from Dublin, Ohio; (d) any purported termination by us of his employment other than as expressly permitted by his employment agreement; and (e) any failure by us to comply with our obligation to require any successor entity to assume our employment agreement with him.
Under Mr. Barrett’s employment agreement, if we terminate his employment without cause or he terminates his employment for good reason, then he will receive: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable in a lump sum within 60 days); (b) a prorated portion of his annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to other executives); (c) two times the sum of his annual base salary and target bonus for the fiscal year of the termination (payable in equal monthly installments over 24 months); (d) the ability to exercise all vested stock options for two years following termination (or, if shorter, the end of their stated term), or such longer period as provided in the award agreement; and (e) medical and dental benefits for him and his dependents for two years. If Mr. Barrett terminates his employment without good reason or if we terminate his employment for cause, then he will receive earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days).

(3)
Under Mr. Barrett’s employment agreement, “disability” means he is absent from his duties on a full-time basis for at least 120 consecutive days, or an aggregate period of at least 180 days, as a result of incapacity due to mental or physical illness that is determined by a physician to be total and permanent.

If Mr. Barrett’s employment is terminated due to death or disability, he will receive under his employment agreement: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable in a lump sum within 30 days); (b) a prorated portion of his annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to our other executives); and (c) medical and dental benefits for him (in the event of disability) and his dependents for two years. For purposes of the table above, in the event of termination of employment due to death, the medical and dental benefits would be reduced to $15,820.

(4)
Assumes the accelerated vesting of 153,680 PSUs at target, 508,780 stock options and 106,700 RSUs in the event of (a) a change of control with involuntary termination without cause or a termination by Mr. Barrett for "good reason" within two years after the change of control or if the surviving entity does not provide qualifying replacement awards or (b) a termination due to death or disability. We valued the accelerated vesting of stock awards by multiplying the closing price of our common shares on June 30, 2015 by the number of stock awards. We valued the accelerated vesting of stock options as the difference between the closing price of our common shares on June 30, 2015 and the exercise price for each stock option.

(5)
Under Mr. Barrett’s employment agreement, we are required to continue to provide him and his eligible dependents with the same medical and dental benefits coverage he would have been entitled to receive if he had remained an active employee for two years. The amounts reported are based on estimates determined by independent consultants.

44	Cardinal Health | 2015 Proxy Statement

Executive Compensation

The table below describes the potential payments and benefits upon termination of employment or a change of control as of June 30,2015 for Messrs. Kaufmann, Casey, Giacomin and Morford.

Executive Benefits and Payments Upon Termination of Employment or Change of Control	Involuntary Termination Without Cause ($)	Termination Due to Death or Disability ($)	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Within Two Years of Change of Control ($)
Kaufmann
Cash severance	—	—	—
Annual cash incentive (1)	688,630	688,630	688,630
Long-term incentive awards (accelerated vesting) (2)	—	12,609,479	12,609,479
Total	688,630	13,298,109	13,298,109
Casey
Cash severance	—	—	—
Annual cash incentive (1)	650,000	650,000	650,000
Long-term incentive awards (accelerated vesting) (2)	—	10,832,539	10,832,539
Total	650,000	11,482,539	11,482,539
Giacomin
Cash severance	—	—	—
Annual cash incentive (1)	438,212	438,212	438,212
Long-term incentive awards (accelerated vesting) (2)	—	3,799,411	3,799,411
Total	438,212	4,237,623	4,237,623
Morford
Cash severance	—	—	—
Annual cash incentive (1)	382,500	382,500	382,500
Long-term incentive awards (accelerated vesting) (2)	—	5,038,259	5,038,259
Total	382,500	5,420,759	5,420,759

(1)
Assumes that the annual cash incentive payouts were at the following fiscal 2015 target amounts: Mr. Kaufmann — $688,630 (actual payout was $1,053,260); Mr. Casey — $650,000 (actual payout was $618,118); Mr. Giacomin — $438,212 (actual payout was $679,692); and Mr. Morford — $382,500 (actual payout was $559,598).

(2)
Assumes the accelerated vesting of long-term incentive awards in the event of (a) a change of control with involuntary termination without cause or a termination by the executive for "good reason" within two years after the change of control or if the surviving entity does not provide qualifying replacement awards or (b) a termination due to death or disability as follows: Mr. Kaufmann — 40,979 PSUs at target, 131,339 stock options and 67,586 RSUs; Mr. Casey — 40,979 PSUs at target, 129,470 stock options and 47,113 RSUs; Mr. Giacomin — 17,532 PSUs at target, 61,642 stock options and 13,208 RSUs; and Mr. Morford — 23,416 PSUs at target, 68,343 stock options and 14,296 RSUs. We valued the accelerated vesting of stock awards by multiplying the closing price of our common shares on June 30, 2015 by the number of stock awards. We valued the accelerated vesting of stock options as the difference between the closing price of our common shares on June 30, 2015 and the exercise price for each stock option.

Mr. Henderson's retirement letter entered into in June 2014 provided that he would be eligible for a fiscal 2015 annual incentive award even though his planned retirement date preceded the payment date for that annual incentive. He received a fiscal 2015 annual incentive of $1,055,984.

Cardinal Health | 2015 Proxy Statement	45

Director Compensation
Overview

Our Compensation Committee receives comparative market data and recommendations from its compensation consultant with regard to the structure and amounts of our non-management director compensation.
Compensation Arrangements

The table below shows the elements and amount of compensation that we paid to our non-management directors for fiscal 2015.

Compensation Element	Amount ($)
Annual retainer (1)(2)	90,000
Annual RSUs (3)	160,000
Committee chair annual retainers (1):
Audit Committee	20,000
Compensation Committee	15,000
Nominating and Governance Committee	10,000
Lead Director:
Annual retainer (1)	20,000
Annual RSUs	20,000

(1)	Retainer amounts are paid in cash in quarterly installments.

(2)
Beginning in November 2015, the annual retainer will increase to $100,000. The Board approved the increase, based upon the recommendation of the Compensation Committee and its compensation consultant, to remain competitive with median director compensation for our Comparator Group. The increase in annual retainer will increase the dollar amount of shares that directors must accumulate and hold under our stock ownership guidelines to $500,000 (five times the annual retainer).

(3)
Each non-management director receives an annual RSU grant on the date of our annual meeting of shareholders. We value the RSUs based on the closing share price on the grant date. RSUs vest one year from the grant date (or on the date of the next annual meeting of shareholders, if earlier) and settle in common shares. We accrue cash dividend equivalents that are payable upon vesting of the RSUs.

Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. In September 2014, the Board approved additional retainers of $10,000 for each of Messrs. Jones and King for their service on a special committee responsible for investigating two additional shareholder demands received after the committee was formed.
We granted RSU awards during fiscal 2015 under our 2007 Nonemployee Directors Equity Incentive Plan (the “Directors EIP”). All unvested RSUs become fully vested upon a “change of control” (as defined under “Potential Payments on Termination of Employment and Change of Control” on page 43) unless the director is asked to continue to serve on the board of directors of the surviving entity or its affiliate and receives a qualifying replacement award.

Directors may elect to defer payment of their cash retainers into our DCP. For directors, deferred balances under the DCP are paid in cash upon termination from Board service, death or disability. A director also may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until termination from Board service.
Our directors may participate in our matching gift program. Under this program and subject to certain restrictions, the Cardinal Health Foundation (our philanthropic affiliate) will match contributions for eligible non-profit organizations.

46	Cardinal Health | 2015 Proxy Statement

Director Compensation

Director Compensation for Fiscal 2015

The non-management directors received the following compensation during fiscal 2015:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
David J. Anderson	90,000		160,029	—		250,029
Colleen F. Arnold	90,000		160,029	—		250,029
Carrie S. Cox	90,000		160,029	—		250,029
Calvin Darden	90,000		160,029	3,000	(2)	253,029
Bruce L. Downey	90,000		160,029	—		250,029
John F. Finn (3)	41,332		—	—		41,332
Patricia A. Hemingway Hall	90,000		160,029	—		250,029
Clayton M. Jones	120,000	(4)	160,029	—		280,029
Gregory B. Kenny	114,986		179,994	6,500	(2)	301,480
Nancy Killefer (5)	—		—	—		—
David P. King	109,986	(4)	160,029	—		270,015
Richard C. Notebaert	90,000		160,029	3,000	(2)	253,029

(1)
These awards are RSUs granted under the Directors EIP. We valued the RSUs by multiplying the closing price of the common shares on the NYSE on the grant date by the number of RSUs awarded. At June 30, 2015, the aggregate number of shares underlying unvested RSU awards held by each director serving on that date was 2,028 shares, except for Mr. Kenny which was 2,281 shares.

(2)	Represents a company match attributable to a charitable contribution under our matching gift program.

(3)	Mr. Finn did not stand for re-election at the 2014 Annual Meeting of Shareholders.

(4)	Includes $10,000 retainer for work on a special committee responsible for investigating two additional shareholder demands received after the committee was formed.

(5)	Ms. Killefer joined the Board in September 2015, after the end of fiscal 2015.

Cardinal Health | 2015 Proxy Statement	47

Other Matters
Shareholder Proposals for Next Year's Proxy Statement

If you intend to present a proposal to be included in the proxy statement and form of proxy relating to our 2016 Annual Meeting of Shareholders under Exchange Act Rule 14a-8, we must receive the proposal at our principal executive office not later than the close of business (5:00 p.m. Eastern Time) on May 18, 2016. The proposal should be addressed to our Corporate Secretary at Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that we receive after that date or that otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.
If you intend to present a proposal for other business, or a nomination for election to the Board of Directors, at our 2016 Annual Meeting of Shareholders (other than any such proposal included in our proxy statement and form of proxy under Exchange Act Rule 14a-8), you must comply with the notice requirements set forth in our Code of Regulations and such business must be a proper matter for shareholder action. Among other requirements, you must deliver proper written notice to our Corporate Secretary at our principal executive office no earlier than June 27, 2016 and no later than the close of business on August 26, 2016. If the date of the 2015 Annual Meeting of Shareholders is more than 30 days before, or more than 60 days after, November 4, 2016, written notice must be delivered after the close of business on the 130th day prior to the meeting, but before the close of business on the later of the 70th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

Other Information

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by Cardinal Health. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. These individuals will receive no additional compensation for soliciting proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Alliance Advisors at an estimated cost of $15,000, plus reimbursement of expenses, to assist in our solicitation of proxies from brokers, nominees, institutions and individuals. We also will make arrangements with custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse these persons for reasonable expenses they may incur.

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one set of proxy materials unless you instruct otherwise. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if you wish to receive, now or in the future, a separate annual report and proxy statement, you may write to our Investor Relations department at 7000 Cardinal Place, Dublin, Ohio 43017, or call the Investor Relations Line at (614) 757-4757. We will promptly deliver a separate copy (free of charge) upon request. If you and other residents at your mailing address are currently receiving multiple copies of annual reports and proxy statements and wish to receive only a single copy, you should contact your broker or bank directly.

By Order of the Board of Directors.

STEPHEN T. FALK
Executive Vice President, General Counsel and Corporate Secretary
September 15, 2015

48	Cardinal Health | 2015 Proxy Statement

Annex A—Use of Non-GAAP Financial Measures
This proxy statement contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (1) our management does not believe reflect our core business and relate more to strategic, multi-year corporate activities or (2) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Our management uses these non-GAAP financial measures internally to evaluate our performance, evaluate our balance sheet, engage in financial and operational planning and determine incentive compensation.
Our management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results and in comparing our performance to that of our competitors. However, the non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.
The following is a reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures.

(in millions)	Fiscal 2015 ($)	Fiscal 2014 ($)	Fiscal 2014 to Fiscal 2015 Growth Rate (%)
GAAP operating earnings	2,161	1,885	15
Restructuring and employee severance (1)	44	31
Amortization and other acquisition-related costs (2)	281	223
Impairments and (gain)/loss on disposal of assets (3)	(19)	15
Litigation (recoveries)/charges, net (4)	5	(21)
Non-GAAP operating earnings (5)	2,472	2,133	16

(1)
Programs by which we fundamentally change our operations, such as closing and consolidating facilities, moving manufacturing of a product to another location, production or business process sourcing, employee severance (including rationalizing headcount or other significant changes in personnel) and realigning operations (including realignment of the management structure of a business unit in response to changing market conditions).

(2)
Costs that consist primarily of amortization of acquisition-related intangible assets, transaction costs, integration costs and changes in the fair value of contingent consideration obligations. Transaction costs are incurred during the initial evaluation of a potential acquisition and primarily relate to costs to analyze, negotiate and consummate the transaction as well as due diligence activities. Integration costs relate to activities required to combine the operations of an acquired enterprise into our operations and, in the case of Cordis, to establish the systems and processes needed to support its global footprint.

(3)
Asset impairments and (gains)/losses from the disposal of assets not eligible to be classified as discontinued operations are classified within impairments and (gain)/loss on disposal of assets within the consolidated statements of earnings.

(4)	Loss contingencies related to litigation and regulatory matters and income from favorable resolution of legal matters.

(5)
Operating earnings excluding restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gains)/losses on disposal of assets, litigation (recoveries)/charges, net and LIFO charges/(credits). The inventories of our core pharmaceutical distribution facilities in the Pharmaceutical segment are valued at the lower of cost, using the LIFO method, or market. LIFO charges or credits are included in cost of products sold and represent changes in our LIFO inventory reserve. We did not record any LIFO charges or credits in fiscal 2014 or 2015.

Cardinal Health | 2015 Proxy Statement	A-1

	Fiscal 2015 ($/Sh)	Fiscal 2014 ($/Sh)	Fiscal 2014 to Fiscal 2015 Growth Rate (%)
GAAP diluted earnings per share from continuing operations	3.61	3.37	7
Restructuring and employee severance	0.09	0.06
Amortization and other acquisition-related costs	0.54	0.42
Impairments and (gain)/loss on disposal of assets	(0.03)	0.03
Litigation (recoveries)/charges, net	0.06	(0.04)
Loss on extinguishment of debt (1)	0.11	—
Non-GAAP diluted earnings per share from continuing operations (2)	4.38	3.84	14

(1)	Charges related to the make-whole premium on an early redemption of debt.

(2)
Non-GAAP earnings from continuing operations divided by diluted weighted average shares outstanding. Non-GAAP earnings from continuing operations is consolidated earnings from continuing operations excluding restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gains)/losses on disposal of assets, litigation (recoveries)/charges, net, LIFO charges/(credits) and loss on extinguishment of debt, each net of tax.

A-2	Cardinal Health | 2015 Proxy Statement

CardinalHealth

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on November 4, 2015.

Vote by Internet

- Go to **www.envisionreports.com/CAH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

▼ VALIDATION DETAILS FOR INTERNET AND TELEPHONE VOTING ARE LOCATED IMMEDIATELY BELOW. ▼

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of directors:

Nominee	For	Against	Abstain
01 - David J. Anderson	☐	☐	☐
02 - Colleen F. Arnold	☐	☐	☐
03 - George S. Barrett	☐	☐	☐
04 - Carrie S. Cox	☐	☐	☐
05 - Calvin Darden	☐	☐	☐
06 - Bruce L. Downey	☐	☐	☐
07 - Patricia A. Hemingway Hall	☐	☐	☐
08 - Clayton M. Jones	☐	☐	☐
09 - Gregory B. Kenny	☐	☐	☐
10 - Nancy Killefer	☐	☐	☐
11 - David P. King	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 2 4 6 7 9 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

025JDD

2015 Annual Meeting Admission Ticket

Cardinal Health, Inc.
2015 Annual Meeting of Shareholders
November 4, 2015 at 8:00 a.m. Local Time
7000 Cardinal Place
Dublin, OH 43017

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Cardinal Health, Inc.

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Notice of 2015 Annual Meeting of Shareholders

7000 Cardinal Place, Dublin, OH 43017

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George S. Barrett, Stephen T. Falk and Craig S. Morford, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 8, 2015, at the annual meeting of shareholders to be held on November 4, 2015, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card, you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted FOR all the nominees listed in proposal 1, FOR proposal 2 and FOR proposal 3 and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

(Signature and items to be voted appear on reverse side.)

C Non-Voting Items

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTION B.

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